Exhibit 1
THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION
If you are in any doubt as to any aspect of this Circular or as to the action to be taken, you should consult a licensed securities dealer or other registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.
If you have sold or otherwise transferred all your shares in China Unicom Limited, you should at once hand this Circular together with the accompanying form of proxy to the purchaser or the transferee or to the licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.
The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this Circular, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Circular.

CHINA UNICOM LIMITED

(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
MAJOR TRANSACTION AND CONNECTED TRANSACTION
(1) DISPOSAL OF THE CDMA BUSINESS BY UNICOM TO TELECOM
(2) WAIVER OF THE CDMA NETWORK PURCHASE OPTION AND
TERMINATION OF THE UNICOM CDMA LEASE
Financial Adviser to
China Unicom Limited and
China United Telecommunications Corporation

Lehman Brothers Asia Limited
Independent Financial Adviser to the Independent Board Committee

Merrill Lynch (Asia Pacific) Limited
All capitalised terms used in this Circular have the meanings set out in the section headed “Definitions” on pages 1 to 7 of this Circular.
A letter from the Board is set out on pages 8 to 28 of this Circular. A letter from the Independent Board Committee containing its advice to the Independent Unicom Shareholders in respect of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated is set out on pages 29 and 30 of this Circular. A letter from Merrill Lynch, the independent financial adviser to the Independent Board Committee, containing its advice to the Independent Board Committee and the Independent Unicom Shareholders in respect of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated is set out on pages 31 to 50 of this Circular.
A notice convening the EGM to be held at The Island Ballroom B, Level 5, Island Shangri-La Hotel, Two Pacific Place, Supreme Court Road, Central, Hong Kong on Tuesday, 16 September 2008 at 4:30 p.m. is set out on pages N-1 to N-3 of this Circular. Whether or not you are able to attend the EGM, you are requested to complete and return the enclosed form of proxy in accordance with the instructions printed on it as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the EGM. The completion and return of the form of proxy will not preclude you from attending and voting in person at the EGM should you so wish.
1 August 2008

i

FORWARD-LOOKING STATEMENTS
All statements, other than statements of historical facts included in this Circular, are or may be forward-looking statements. Forward-looking statements include, but are not limited to, those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These forward-looking statements reflect Unicom’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. Such forward-looking statements are not guarantees of future performance or events and involve known or unknown risks and uncertainties.
Accordingly, actual results may differ materially from those described in such forward-looking statements as a result of a number of factors, including, without limitation, any changes in the regulatory regime and significant policies for the PRC telecommunications industry, including changes in the structure or functions of the primary industry regulator, the Ministry of Industry and Information Technology (which has assumed the regulatory functions of the former Ministry of Information Industry), or any changes in the regulatory policies of the Ministry of Industry and Information Technology, the State-owned Assets Supervision and Administration Commission and other relevant government authorities of the PRC; any decisions by the PRC government in relation to the technology standards and licenses of third generation mobile telecommunication; the results of the ongoing restructuring of the PRC telecommunications industry; the integration of Unicom and China Netcom following the completion of the proposed merger; any changes in the effects of competition on the demand and price of Unicom’s telecommunications services; any changes in telecommunications and related technologies and applications based on such technologies; and any changes in political, economic, legal and social conditions in the PRC including the PRC government’s policies with respect to economic growth, consolidations or restructuring of and other structural changes in the PRC telecommunications industry, foreign exchange, foreign investment and entry by foreign companies into the PRC telecommunications market. Investors in Unicom should not place undue reliance on such forward-looking statements, and Unicom does not undertake any obligation to update publicly or revise any forward-looking statements.

ii

DEFINITIONS
In this Circular, the following expressions have the meanings set out below unless the content requires otherwise:

“2-Step Approach”	the approach to be adopted in the entering into of all connected transactions of Unicom that require the approval of the Independent Unicom Shareholders, details of which are set out in paragraph 10 headed “Option Waiver and Lease Termination Agreement and Transfer Agreement — Details of the 2-Step Approach” in the Letter from the Board

“3G”	third generation mobile system, the next generation of mobile network infrastructure that utilises the 2GHz spectrum

“ADSs”	American Depositary Shares

“ADS Voting Instruction Card”	the white voting instruction card for use by Unicom ADS Holders for providing instructions to the Unicom Depositary as to how to vote the Unicom Shares underlying their Unicom ADSs in connection with the EGM

“Announcements”	the First Announcement and the Second Announcement

“ARPU”	Average Revenue Per User

“associate”	has the meaning given to it in the Hong Kong Listing Rules

“Authorisations”	all necessary authorisations, registrations, filings, rulings, permissions and approvals

“Board”	the board of directors of Unicom

“Capacity”	capacity on the constructed CDMA Network measured in terms of total number of subscribers

“CDMA”	Code Division Multiple Access technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication

“CDMA Business”	has the meaning given to it under paragraph 3 headed “CDMA Business Disposal — CDMA Business” in the Letter from the Board

“CDMA Business Conditions”	the conditions on which Unicom, CUCL and Telecom will complete the CDMA Business Disposal

“CDMA Business Disposal”	the sale of the CDMA Business by CUCL and Unicom to Telecom

DEFINITIONS

“CDMA Business Disposal Agreement”	the definitive agreement dated 27 July 2008 entered into between Unicom, CUCL and Telecom relating to the CDMA Business Disposal

“CDMA Business Framework Agreement”	the framework agreement dated 2 June 2008 entered into between Unicom, CUCL and Telecom relating to the CDMA Business Disposal

“CDMA Network”	all assets on the balance sheet of Unicom New Horizon as at the completion date of the CDMA Network Disposal and certain assets of Unicom Group as provided in the CDMA Network Disposal Agreement

“CDMA Network Disposal”	the sale of the CDMA Network by Unicom Group and Unicom New Horizon to Telecom Group

“CDMA Network Disposal Agreement”	the definitive agreement dated 27 July 2008 entered into between Unicom Group, Unicom New Horizon and Telecom Group relating to the CDMA Network Disposal

“CDMA Network Framework Agreement”	the framework agreement dated 2 June 2008 entered into between Unicom Group, Unicom New Horizon and Telecom Group relating to the CDMA Network Disposal

“CDMA Network Purchase Option”	the option granted by Unicom New Horizon to CUCL to purchase the CDMA Network pursuant to the terms set out in the Unicom CDMA Lease

“CDMA Service Revenue”	the service revenue generated by Unicom in the course of operating its CDMA telecommunications business, exclusive of the total revenue from the sale of telecommunications products

“China Netcom”	China Netcom Group Corporation (Hong Kong) Limited, a company incorporated in Hong Kong with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Circular”	this circular dated 1 August 2008

“Completion Date”	1 October 2008 or such other date as Unicom, CUCL and Telecom may agree

“connected person”	has the meaning given to it in the Hong Kong Listing Rules

“Consideration”	the consideration for the CDMA Business Disposal

“CUCL”	China Unicom Corporation Limited, a company incorporated in the PRC with limited liability and a wholly-owned subsidiary of Unicom

DEFINITIONS

“Delivery Date”	a date falling within 60 days after the Completion Date (or such other date as the parties to the CDMA Business Disposal Agreement may agree), being the date of actual delivery of the CDMA Business and all relevant documentation by CUCL and Unicom to Telecom

“Director(s)”	director(s) of Unicom

“EGM”	the extraordinary general meeting of Unicom, the notice of which is set out on pages N-1 to N-3 of this Circular, and any adjournment thereof

“First Announcement”	the announcement issued by Unicom on 2 June 2008 relating to the CDMA Business Disposal

“Final Date”	31 March 2009, being the date before which the payment of the final instalment of the Consideration is due

“GHz”	Gigahertz, a unit of measure of frequency; 1 GHz is equal to 1,000 MHz

“Group”	Unicom and its subsidiaries from time to time

“GSM”	global cellular system for mobile communications, being a digital mobile cellular telephone system operating in the 900 MHz, 1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“HKFRS”	Hong Kong Financial Reporting Standards

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Hong Kong Companies Ordinance”	Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Hong Kong Listing Rules”	Rules Governing the Listing of Securities on the Hong Kong Stock Exchange

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

DEFINITIONS

“Independent Board Committee”	the independent committee of the Board, which consists of all of the independent non-executive Directors, being Mr. Wu Jinglian, Mr. Shan Weijian, Mr. Cheung Wing Lam, Linus and Mr. Wong Wai Ming, which has been established to advise the Independent Unicom Shareholders in respect of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated

“Independent Telecom Shareholders”	the Telecom Shareholders other than Telecom Group and its associates

“Independent Unicom Shareholders”	the Unicom Shareholders other than Unicom BVI and its associates

“Jointly Used CDMA Network Assets”	assets which are jointly relevant to the CDMA Business and/or network, and the other business or network of CUCL

“Latest Practicable Date”	28 July 2008, being the latest practicable date prior to the printing of this Circular for the purpose of ascertaining certain information contained herein

“Lehman Brothers”	Lehman Brothers Asia Limited, the financial adviser to Unicom in respect of the CDMA Business Disposal

“Merrill Lynch”	Merrill Lynch (Asia Pacific) Limited, the independent financial adviser to the Independent Board Committee and the Independent Unicom Shareholders in respect of the terms of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second

“MOU”	minutes of usage

“Option Waiver and Lease Termination Agreement”	the agreement dated 27 July 2008 entered into between Unicom Group, Unicom New Horizon and Unicom A Share Company (the rights and obligations of Unicom A Share Company under that agreement to be subsequently transferred to CUCL) pursuant to which Unicom A Share Company has agreed to waive or procure the waiver by CUCL of its right to exercise the CDMA Network Purchase Option and the parties have agreed to terminate or procure the termination of the Unicom CDMA Lease, in each case with effect from the Completion Date

DEFINITIONS

“PRC” or “China”	the People’s Republic of China

“RMB”	Renminbi, the lawful currency of the PRC

“SEC”	the US Securities and Exchange Commission

“Second Announcement”	the announcement issued by Unicom dated 28 July 2008 relating to the update on the CDMA Business Disposal

“Seconded Employees”	employees employed by third parties and working on secondment for CUCL

“SFO”	Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Telecom”	China Telecom Corporation Limited, a joint stock limited company incorporated in the PRC with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Telecom CDMA Lease”	the lease agreement dated 27 July 2008 entered into between Telecom and Telecom Group pursuant to which Telecom Group has agreed to lease Capacity on the CDMA Network to Telecom

“Telecom Group”	China Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC

“Telecom Shareholders”	the shareholders of Telecom

“Telecom Shares”	overseas listed foreign invested shares in Telecom’s registered capital with a par value of RMB1.00 each

“Ten Northern Provinces”	Beijing, Tianjin, Heilongjiang, Liaoning, Jilin, Inner Mongolia, Shanxi, Henan, Hebei and Shandong (including provinces, directly controlled municipalities and autonomous regions)

“Transfer Agreement”	the transfer agreement dated 27 July 2008 entered into between Unicom A Share Company and CUCL pursuant to which Unicom A Share Company has agreed to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL

“Unicom”	China Unicom Limited, a company incorporated in Hong Kong with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

DEFINITIONS

“Unicom A Share Company”	China United Telecommunications Corporation Limited, a company incorporated in the PRC with limited liability, whose shares are listed on the Shanghai Stock Exchange and a company in which Unicom Group holds a 60.74% equity interest as at the Latest Practicable Date

“Unicom ADS Deposit Agreement”	the Deposit Agreement dated 22 June 2000 entered into between Unicom, the Unicom Depositary and all holders and beneficial owners of Unicom ADSs

“Unicom ADS Holders”	holders of Unicom ADSs

“Unicom ADSs”	ADSs which are issued by The Bank of New York and traded on the New York Stock Exchange, each representing ownership of 10 Unicom Shares

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands in which Unicom Group holds a 17.9% equity interest and Unicom A Share Company holds a 82.1% equity interest as at the Latest Practicable Date, and the immediate controlling shareholder of Unicom

“Unicom CDMA Lease”	the CDMA lease agreement dated 26 October 2006 entered into between Unicom A Share Company (the rights and obligations of Unicom A Share Company under that agreement were subsequently transferred to CUCL), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease Capacity on the CDMA Network to CUCL

“Unicom Depositary”	The Bank of New York, a national banking association organised under the laws of the United States and acting in its capacity as depositary under the Unicom ADS Deposit Agreement

“Unicom Group”	China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Company Limited, a company incorporated in the PRC with limited liability and a wholly-owned subsidiary of Unicom Group

“Unicom Options”	outstanding options to acquire Unicom Shares granted under the Unicom Share Option Schemes

“Unicom Share Option Schemes”	the Pre-Global Offering Share Option Scheme and the Share Option Scheme, both of which were adopted by Unicom on 1 June 2000, as amended from time to time

DEFINITIONS

“Unicom Shareholders”	the holders of Unicom Shares and Unicom ADSs

“Unicom Shares”	ordinary shares of HK$0.10 each in the capital of Unicom

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States, and the District of Columbia
This Circular contains translations between Renminbi and Hong Kong dollar amounts at RMB0.875 = HK$1.00, being the exchange rate prevailing on 25 July 2008. The translations should not be taken as a representation that the Renminbi could actually be converted into Hong Kong dollars at that rate or at all.
The English language text of this Circular and the accompanying form of proxy shall prevail over the Chinese language text in the event of any inconsistency.

LETTER FROM THE BOARD

CHINA UNICOM LIMITED

(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)

Executive Directors:	Registered Office:
Chang Xiaobing (Chairman)	75th Floor, The Center
Tong Jilu	99 Queen’s Road Central
Li Gang	Hong Kong
Zhang Junan
Non-Executive Directors:
Lu Jianguo
Lee Suk Hwan
Independent Non-Executive Directors:
Wu Jinglian
Shan Weijian
Cheung Wing Lam, Linus
Wong Wai Ming

1 August 2008
To the Unicom Shareholders
Dear Sir or Madam,
MAJOR TRANSACTION AND CONNECTED TRANSACTION
(1) DISPOSAL OF THE CDMA BUSINESS BY UNICOM TO TELECOM
(2) WAIVER OF THE CDMA NETWORK PURCHASE OPTION AND
TERMINATION OF THE UNICOM CDMA LEASE
1. INTRODUCTION
The Board refers to the Announcements relating to the CDMA Business Disposal by Unicom and CUCL to Telecom and the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease by CUCL.

The CDMA Business Disposal constitutes a major transaction for Unicom under Chapter 14 of the Hong Kong Listing Rules and is subject to the approval of the Unicom Shareholders. As Unicom BVI will be regarded as having a material interest in the CDMA Business Disposal, Unicom BVI and its associates will abstain from voting on the resolution to approve the CDMA Business Disposal.
Lehman Brothers is the financial adviser to Unicom in respect of the CDMA Business Disposal.
The Transfer Agreement, pursuant to which CUCL, a wholly-owned subsidiary of Unicom, will assume all of the rights and obligations of Unicom A Share Company under the Option Waiver and Lease Termination Agreement, constitutes a connected transaction for Unicom and is subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules. As Unicom BVI, a subsidiary of Unicom A Share Company, is the controlling shareholder of Unicom and will be regarded as having a material interest in the Transfer Agreement, Unicom BVI and its associates will abstain from voting on the resolution to approve the Transfer Agreement.
The Independent Board Committee, which consists of all independent non-executive Directors, has been established to advise the Independent Unicom Shareholders, and Merrill Lynch has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Unicom Shareholders, in each case on the terms of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated. None of the independent non-executive Directors has any material interest in the CDMA Business Disposal or the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease. The text of the letter from the Independent Board Committee is set out on pages 29 and 30 of this Circular and the text of the letter from Merrill Lynch is set out on pages 31 to 50 of this Circular.
The purpose of this letter is to provide you with further information relating to the CDMA Business Disposal and the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease and to seek your approval on the ordinary resolutions set out in the notice of the EGM on pages N-1 to N-3 of this Circular.
2. BACKGROUND
On 24 May 2008, the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance of the PRC jointly issued the Announcement on Deepening the Reform of the Structure of the Telecommunications Sector (the “Telecoms Restructuring Announcement”) which stated, among other things, (i) that the PRC government would deepen the reform of the structure of the telecommunications sector and encourage the formation of three market competitors with each having nationwide network resources, relatively comparable strength and scale as well as full service operation capabilities, (ii) that the allocation of telecommunications resources would be further optimised and the competition structure would be improved, and (iii) that three 3G licences would be granted once the contemplated restructuring had been completed.

On 25 May 2008, in response to the Telecoms Restructuring Announcement, Unicom and Telecom separately announced that they were in discussions regarding the CDMA Business Disposal.
On 2 June 2008, the Board announced that Unicom, CUCL and Telecom had entered into the CDMA Business Framework Agreement, which sets out the terms and conditions on which Unicom, CUCL and Telecom will proceed with the CDMA Business Disposal, and that in connection with the CDMA Business Disposal, it was expected that CUCL would also waive the CDMA Network Purchase Option and terminate the Unicom CDMA Lease.
On 28 July 2008, the Board announced that the CDMA Business Disposal Agreement, the Option Waiver and Lease Termination Agreement and the Transfer Agreement relating to the CDMA Business Disposal had been entered into by the respective parties to these agreements.
3. CDMA BUSINESS DISPOSAL
(a) CDMA Business Disposal Agreement
On 2 June 2008, Unicom, CUCL and Telecom entered into the CDMA Business Framework Agreement, which sets out the terms and conditions on which Unicom, CUCL and Telecom will proceed with the CDMA Business Disposal whereby CUCL will sell, and Telecom will purchase, certain CDMA business and its related assets and liabilities.
On 27 July 2008, Unicom, CUCL and Telecom entered into the CDMA Business Disposal Agreement, which sets out the detailed terms and conditions on which CUCL and Unicom will sell, and Telecom will purchase, the CDMA Business. The CDMA Business Disposal Agreement supersedes the CDMA Business Framework Agreement and all other previous oral or written agreements in connection with the CDMA Business Disposal.
(b) CDMA Business
Pursuant to the CDMA Business Disposal Agreement:
(1) CUCL has agreed to sell, and Telecom has agreed to purchase, the entire CDMA business, which is owned and operated by CUCL, together with the assets of CUCL which are relevant to the CDMA business and the rights and liabilities of CUCL relating to its CDMA subscribers, immediately prior to the Completion Date, and comprising, amongst others:
(i) CDMA business provided by CUCL immediately prior to the Completion Date based on the existing network capacity and system support capability (including relevant access channel and service functions) as well as CDMA business operation services;
(ii) all mobile subscribers with user code information of 133/153 numbers as at 12:00 a.m. on the Completion Date as recorded in CUCL’s billing system and other relevant systems, as well as the rights and obligations relating to such CDMA subscribers which are to be dealt with by way of cash settlement on the Completion Date. The items to be included in such settlement are (a) accounts receivable from subscribers

(to be calculated based on 2007 average recovery rate), (b) advance from customers, (c) prepaid fees from customers in respect of CDMA rechargeable cards, (d) customers’ deposits, (e) accrued liabilities for subscribers’ bonus points (to be calculated based on the bonus point conversion ratio set out in the CDMA Business Disposal Agreement) and (f) the carrying amount in respect of the deferred handset subsidies as at the Completion Date (to be calculated based on a 50% split as set out in the CDMA Business Disposal Agreement);
(iii) transferred assets relating to the CDMA business as set out in the CDMA Business Disposal Agreement, comprising (a) assets exclusively used by the CDMA business including, but not limited to, UIM cards, rechargeable cards, terminals and network equipment, (b) information/data of CDMA subscribers, (c) all self-owned sales offices at county level or below in the Ten Northern Provinces (including districts and counties located in the suburbs of Beijing and Tianjin) and 50% of all self-owned sales offices at above (but excluding) county level as well as 50% of leased self-operated sales offices in the Ten Northern Provinces, (d) certain jointly used CDMA network base stations/auxiliary facilities, (e) certain transmission assets relating to the CDMA business and (f) other tangible and intangible assets relating to the CDMA business as set out in the CDMA Business Disposal Agreement;
(iv) except for certain contracts as provided in the CDMA Business Disposal Agreement, (a) for the rights and obligations under contracts exclusively relating to the CDMA business, those formerly enjoyed and assumed by CUCL before the Completion Date shall continue to be enjoyed and assumed by CUCL, and on and after the Completion Date, all such rights and obligations shall be enjoyed and assumed by Telecom; (b) for the rights and obligations under contracts not exclusively relating to the CDMA business, all the rights and obligations before the Completion Date shall continue to be enjoyed and assumed by CUCL; and on and after the Completion Date, based on the principle that liabilities should be borne consistent with rights and interests allocation, Telecom and CUCL shall respectively enjoy and assume the rights and obligations under such contracts in an honest, fair and bona fide manner; and (c) with respect to the agreements and business arrangements relating to sales channels and customer services in connection with the CDMA business, CUCL shall be responsible for amending the original exclusivity contracts entered into by CUCL with third parties before the Completion Date in such a manner that Telecom will be able to enjoy or share the rights under such contracts; and for the exclusivity contracts renewed by CUCL with third parties within three years after the Completion Date, such exclusivity clause included in these contracts shall not apply to Telecom. If Telecom enters into any new contract with the counterparty of any original exclusivity contract within three years after the Completion Date, the exclusivity clause shall not apply to CUCL;

(v) other business, rights or liabilities to be disposed of by CUCL to Telecom in the following manner: (a) with respect to the amount to be amortised for property leasing and line leasing, the balance to be amortised from the Completion Date with respect to the CDMA business shall be assumed by Telecom through a one-time purchase and be settled in cash on completion; (b) the arrangements for the use rights relating to the CDMA business include, but are not limited to, use right arrangements relating to computer rooms, use right arrangements for the licensing of intellectual property rights relating to the CDMA business, and other use right arrangements as agreed by the parties in the CDMA Business Disposal Agreement; and (c) the number of contracted employees to be transferred to Telecom represents 29.3% of the total number of contracted employees of CUCL and Unicom Huasheng Telecommunications Technology Company Limited. In addition, a certain number of the Seconded Employees will be transferred to provide services to Telecom;
(2) Unicom (by itself and through its subsidiary) has agreed to sell, and Telecom (by itself and through its subsidiary) has agreed to purchase, the entire equity interest in China Unicom (Macau) Company Limited; and
(3) CUCL has agreed to sell, and Telecom has agreed to purchase, 99.5% of the equity interest in Unicom Huasheng Telecommunications Technology Company Limited (representing the entire equity interest in Unicom Huasheng Telecommunications Technology Company Limited held by CUCL, and Unicom has been notified by Unicom Group that the remaining 0.5% of the equity interest in Unicom Huasheng Telecommunications Technology Company Limited will be sold by Unicom Group to Telecom Group),
(1), (2) and (3) above are collectively referred to as the “CDMA Business”.
The scope of the CDMA Business are set out in the CDMA Business Disposal Agreement and the detailed items will be confirmed in a final list of the detailed items of the CDMA Business. Within 20 days after the Completion Date (or such other date as agreed between the parties), CUCL, Unicom and Telecom will commence the identification process of the detailed items of the CDMA Business, and will prepare, acknowledge and sign a final list of such detailed items based on the results of such identification work. After the parties have signed the final list, the final list may still be adjusted by the agreement of the parties by no later than the Delivery Date, which is the date falling 60 days after the Completion Date (or such other date as the parties may agree). CUCL, Unicom and Telecom (or their respective provincial branches) will confirm the adjusted final list by signing a confirmation letter once or by batches on or before the Delivery Date.
The CDMA Business Disposal Agreement also sets out the detailed principles and arrangements on the identification, determination, segregation, verification and transfer mechanism for each type of assets that constitutes the CDMA Business. In addition, as provided for under the CDMA Business Disposal Agreement, CUCL and Telecom and their respective affiliated companies have also entered into a number of ancillary agreements in relation to the detailed arrangements with respect to the CDMA Business Disposal.

(c) Consideration
Pursuant to the CDMA Business Disposal Agreement, the Consideration remains unchanged from the CDMA Business Framework Agreement and is RMB43.8 billion (approximately HK$50.1 billion), which is subject to adjustment in accordance with the price adjustment mechanism as set out below:
Adjusted consideration equals the Consideration as agreed in the CDMA Business Disposal Agreement multiplied by “A”, where:
R1 represents the CDMA Service Revenue for the six months ended 30 June 2008 to be disclosed in the 2008 interim report of Unicom; and
R2 represents the CDMA Service Revenue for the six months ended 30 June 2007 disclosed in the 2007 interim report of Unicom, provided that:
If (R1/R2 + 0.02) > or = 1, then A = 1; and
If (R1/R2 + 0.02) < 1, then A = (R1/R2 + 0.02)
The Consideration was reached through arm’s length negotiations and determined after taking into account various relevant industry and market factors as well as the specific characteristics of the business and assets of the CDMA Business being disposed, including the operating capabilities and operating potential of the CDMA Business, their growth prospects, earnings potential, competitive advantages in their respective markets and their prospective profit contributions to Telecom, as well as by reference to other financial and operational factors.
The Consideration will be paid in instalments as follows. The first instalment, being 70% of the Consideration, is payable in cash on the Completion Date or within three days after the Completion Date. The second instalment, being 20% of the Consideration, is payable in cash within three days after the Delivery Date. The Delivery Date will take place within 60 days after the Completion Date or be such other date as agreed between the parties. The final instalment, being the remaining 10% of the Consideration, is payable in cash before the Final Date.
Following the signing of the CDMA Business Disposal Agreement, Telecom will continue to conduct due diligence on the CDMA Service Revenue of Unicom for the period from January to June of each of 2007 and 2008 in accordance with an agreed plan. Such due diligence will be completed within ten days after the date of the CDMA Business Disposal Agreement.

(d) Conditions
The CDMA Business Conditions remain substantially the same as under the CDMA Business Framework Agreement and are as follows:
(1) there being no material adverse change to the operation of the CDMA Business;
(2) the representations and warranties made by Unicom and CUCL on the date of the CDMA Business Disposal Agreement remaining true, accurate and complete, and are not misleading, inaccurate or incomplete in all material aspects;
(3) the CDMA Business Disposal having been approved by the Unicom Shareholders (other than Unicom BVI and its associates) in accordance with applicable laws, regulations and listing rules, and the Transfer Agreement having been approved by the Independent Unicom Shareholders;
(4) the CDMA Business Disposal having been approved by the shareholders of Unicom A Share Company in accordance with applicable laws, regulations and listing rules, and the Option Waiver and Lease Termination Agreement having been approved by the non-affiliated shareholders of Unicom A Share Company;
(5) the CDMA Business Disposal having been approved by CUCL in accordance with applicable laws and regulations;
(6) the necessary procedures required by applicable laws and/or required by the binding agreements or documents of CUCL (including relevant announcement/notice procedures in relation to creditors or obtaining creditors’ consents) having been performed in accordance with the requirements of the completion plan as set out in the CDMA Business Disposal Agreement;
(7) the amendments to the articles of association and the changes of the business scope of Telecom having been approved by the Telecom Shareholders in accordance with applicable laws, regulations and listing rules, and the Telecom CDMA Lease and other connected transaction agreements (which require amendments as a result of Telecom’s purchase of the CDMA Business) having been approved by the Independent Telecom Shareholders;
(8) all Authorisations in connection with the operation of the CDMA Business having been obtained by Telecom and Telecom Group, which shall include, but are not limited to, the approval of the Ministry of Industry and Information Technology for Telecom Group to license to Telecom the operation of a mobile telecommunications business and to use the relevant telecommunications resources, such as CDMA spectrum and telecommunications network numbers;

(9) all Authorisations in connection with the CDMA Business Disposal Agreement and the CDMA Network Disposal Agreement having been obtained from the relevant governmental and regulatory authorities in the PRC and any other relevant jurisdiction and such Authorisations remaining in full force and effect without modification;
(10) (a) there being no dispute between CUCL and Telecom on the progress of the completion preparatory work, and (b) detailed agreements in relation to the implementation of the transactions contemplated under the CDMA Business Disposal Agreement having been entered into by the corresponding provincial branches (including branches of autonomous regions and municipalities directly under the central government) of CUCL and Telecom before 15 August 2008; and
(11) the business and assets identification and specific revenue due diligence having been completed in accordance with the CDMA Business Disposal Agreement and the results of such identification and due diligence having been jointly confirmed by CUCL and Telecom.
For the purpose of paragraph (1) above, there is a “material adverse change” if there occurs a single event which results in a loss to the operation of the CDMA Business of RMB300 million or above or there occur events which in aggregate result in a loss to the operation of the CDMA Business of RMB1 billion or above.
Each of Unicom, CUCL and Telecom will use its respective reasonable endeavours to procure the satisfaction of the CDMA Business Conditions as soon as practicable before 1 October 2008. Once the CDMA Business Conditions set out above are satisfied or waived (satisfaction of the conditions under (1) to (6) is to be procured by CUCL and Unicom, satisfaction of the conditions under (7) and (8) is to be procured by Telecom and satisfaction of the conditions under (9) to (11) is to be jointly procured by CUCL, Unicom and Telecom), completion of the CDMA Business Disposal will take place on the Completion Date.
Completion of the CDMA Network Disposal is expected to occur on the same date as the completion of the CDMA Business Disposal.
If not all of the CDMA Business Conditions are satisfied or waived (as applicable) on or before 31 December 2008 (or such other date as Unicom, CUCL and Telecom may agree), the CDMA Business Disposal Agreement will automatically terminate (other than certain provisions which shall survive after the termination of the CDMA Business Disposal Agreement).
A further announcement will be made by Unicom on whether or not all of the CDMA Business Conditions have been satisfied or waived.
WARNING: As completion of the CDMA Business Disposal is subject to the satisfaction or waiver of conditions, the issue of this Circular should not be regarded in any way as implying that Unicom and Telecom will complete the CDMA Business Disposal. Therefore, Unicom Shareholders, Unicom ADS Holders and investors generally should exercise caution when dealing in the Unicom Shares or Unicom ADSs.

(e) Other Key Terms of the CDMA Business Disposal Agreement
(1)
Pre-Completion Date Undertakings
Based on the existing status of the operation of the CDMA Business, each of CUCL and Unicom undertakes to Telecom that before the Completion Date:
(i) it will not make any material change to the usual operation policies of the CDMA Business (including, but not limited to, the operation, sales, usual pricing procedures and policies of the CDMA Business);
(ii) it will not make any material change to the usual financial policy of the CDMA Business and will take all necessary and effective measures to ensure the execution of the usual financial policy;
(iii) it will actively maintain the CDMA subscriber base, and will develop the subscriber base in accordance with its usual sales practice;
(iv) it will maintain the normal operation of the CDMA Business and will ensure that services at the usual standards will be provided to the CDMA subscribers;
(v) it will not enter into any contract involving the CDMA Business with a value in excess of RMB20 million, or make any investment or dispose of the relevant assets and liabilities in connection with the CDMA Business with an amount exceeding RMB20 million;
(vi) it will not make any substantial adjustment to its labour relationships with, or the positions and compensation for, any of its employees working for the CDMA Business (including employees to be transferred to Telecom), and will not, on the Completion Date, have any liability for outstanding wages, benefits and social insurance payments with respect to such employees;
(vii) it will provide all necessary assistance to enable Telecom to identify the assets that are within the scope of the CDMA Business and will complete the completion preparatory work in accordance with the completion plan as set out in the CDMA Business Disposal Agreement;
(viii) it will allow Telecom access to the computer rooms and sales offices for inspection that are within the scope of the CDMA Business and will provide other information and records relating to the CDMA Business;
(ix) it will notify Telecom and consult with Telecom on any events or circumstances that may have a material adverse effect on the CDMA Business; and

(x) it will maintain and will not make any material change to the IT supporting systems which record the CDMA subscribers’ rights and liabilities attributable to the CDMA Business before (and excluding) the Completion Date.
Separate pre-completion undertakings with respect to China Unicom (Macau) Company Limited and Unicom Huasheng Telecommunications Technology Company Limited have been agreed and set out in the ancillary agreements.
(2)
Completion Date and Delivery Date
On and after the Completion Date, the CDMA Business shall become legally owned by Telecom. Unless Unicom, CUCL and Telecom otherwise agree, any right, interest, obligation and liability in relation to the CDMA Business before the Completion Date will be borne by CUCL; and on and after the Completion Date, any right, interest, obligation or liability in relation to the CDMA Business will be borne by Telecom. Since delivery of the CDMA Business will be completed by batches commencing from the Completion Date, with regard to certain detailed items of the CDMA Business to be transferred to Telecom, CUCL has agreed to hold such assets in good faith or as otherwise requested by Telecom on a fair and reasonable basis.
CUCL and Telecom have agreed to ensure that until the Completion Date, the services provided to the CDMA subscribers, service capabilities and network operating conditions will not be materially affected.
CUCL and Telecom have also agreed to cooperate with each other, within 60 days after the Completion Date, to complete the relevant procedures and take the relevant actions in accordance with certain methods and standards as set out in the CDMA Business Disposal Agreement to effect delivery of certain detailed items of the CDMA Business as agreed in the final list on or before the Delivery Date, including, but not limited to, subscribers, cash items, fixed and other assets, business platform, IT supporting systems, land use rights, information and data of CDMA subscribers, files, vehicles, intellectual property rights, contracts and value-added business platform, as set out in the CDMA Business Disposal Agreement.
Any assets or liabilities, which form part of the CDMA Business but the transfer of which has not been completed by the Delivery Date, will be governed by the completion plan as set out in the CDMA Business Disposal Agreement.
After the Completion Date and before the actual delivery of certain items of the CDMA Business set out in the final list, CUCL will indemnify or compensate Telecom for any loss or damage on such items. After actual delivery of the items of the CDMA Business set out in the final list, CUCL will have to exchange such items with material defects, or indemnify Telecom for any material defect of such items, arising from activities conducted before the Completion Date.

(3)
Transitional Period Arrangements
CUCL, Unicom and Telecom have agreed on the principles in relation to the arrangements during the transitional period, which starts from the Completion Date and ends not later than the Final Date, being fixed at 31 March 2009, including, amongst others, preservation of operating conditions, customer and financial services as necessary, and reciprocal use of the IT system and the value-added service platform during the transitional period.
In relation to CDMA/GSM dual mode services, CUCL, Unicom and Telecom have agreed to cease the development of new customers for such services but will maintain the services provided to the existing CDMA/GSM dual mode customers. Telecom may develop international CDMA/GSM dual mode services to customers and may do so with CUCL and Unicom on terms to be agreed.
(4)
Jointly Used CDMA Network Assets
After completion of the CDMA Business Disposal, CUCL and Telecom will each own certain Jointly Used CDMA Network Assets. In order to ensure the normal operation of the business and to maintain the quality of services provided to subscribers, CUCL and Telecom will enter into separate agreement(s) with respect to the operation of the Jointly Used CDMA Network Assets in accordance with the principles set out in the CDMA Business Disposal Agreement.
(5)
Joint Working Committee
The joint working committee that was established before the date of the CDMA Business Disposal Agreement will continue to perform its obligations agreed by the relevant parties to ensure the smooth operation and transfer of the CDMA Business by the Final Date.
(6)
Representations and Warranties
(i) In the CDMA Business Disposal Agreement, CUCL has made certain representations and warranties in relation to, amongst others, the licence and authorisation to operate the CDMA Business, the legal ownership of the CDMA Business, the business operation and financial information in relation to the CDMA Business, the consistency of the amortisation policies and methods adopted by CUCL in connection with deferred handset subsidies, the information/data of the CDMA customers, insurance, intellectual property and IT rights, third party contracts, employees, material litigation and investigations, taxation and legal compliance.
(ii) In the CDMA Business Disposal Agreement, Unicom has made certain representations and warranties, amongst others, that the information provided by CUCL to Telecom and the representations and warranties made by CUCL are true, complete and accurate. Unicom has further guaranteed all the obligations, liabilities and indemnities of CUCL under the CDMA Business Disposal Agreement.

(iii) In the CDMA Business Disposal Agreement, Telecom has made certain representations and warranties in relation to, amongst others, its valid and legal incorporation and existence under the PRC law and its having readily available cash to pay each instalment of the Consideration on the respective due date.
All the representations and warranties were made on the date of signing of the CDMA Business Disposal Agreement and are to be repeated on the Completion Date, the Delivery Date and the date of payment of the final instalment of the Consideration.
Separate representations and warranties with respect to China Unicom (Macau) Company Limited and Unicom Huasheng Telecommunications Technology Company Limited have been given by CUCL and Unicom and set out in the ancillary agreements.
(7)
Indemnity
As provided in the CDMA Business Disposal Agreement, any false, inaccurate or incomplete representation and/or warranty, any misleading representation or omission, or breach of any undertaking or any clause under the CDMA Business Disposal Agreement will constitute a breach of the CDMA Business Disposal Agreement, in which case the party in breach is required to indemnify the other party in accordance with the CDMA Business Disposal Agreement.
CUCL has agreed to indemnify Telecom against any actual loss suffered by Telecom as a result of any actual or potential disputes, claims or litigation in connection with the CDMA Business existing or taking place prior to (and excluding) the Completion Date, or as a result of such activities, conducted prior to (and excluding) the Completion Date.
CUCL’s failure to satisfy the CDMA Business Conditions or to complete the CDMA Business Disposal by the required date may result in a default payment having to be made by CUCL under the CDMA Business Disposal Agreement. Telecom’s failure to make any payment pursuant to the CDMA Business Disposal Agreement on the respective due date may result in a late payment fine having to be made by Telecom under the CDMA Business Disposal Agreement.
4. ASSET SWAP
In connection with the CDMA Business Disposal, in order to optimise the allocation of resources, to avoid duplication, to facilitate management and to enhance the efficiency of the operation of the integrated assets, CUCL and Telecom Group plan to swap certain assets with each other based on the principle of equality and reciprocity and in accordance with applicable regulatory requirements.

5. REASONS FOR, AND BENEFITS OF, THE CDMA BUSINESS DISPOSAL
The Group provides a comprehensive range of telecommunications services in China, which include GSM and CDMA cellular services. Both the GSM and CDMA businesses have experienced significant growth over the past few years with the total number of subscribers reaching 120.6 million and 41.927 million, respectively, as at 31 December 2007. As the GSM and CDMA businesses have grown and achieved significant scale, the operational complexity and challenges associated with operating two networks, which encompass two different technology standards, have substantially increased. Moreover, as they have grown in scale, each of the GSM and CDMA businesses has increasingly placed significant demands on Unicom with regard to its management and financial resources.
As referred to in paragraph 2 headed “Background” above, on 24 May 2008, the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance jointly issued the Telecoms Restructuring Announcement which stated, amongst others, that Telecom has been encouraged to acquire Unicom’s CDMA business (including assets and subscribers). The Telecoms Restructuring Announcement has created an opportunity and a favourable environment for Unicom to address the growing challenges mentioned above, and to redeploy resources to enhance its focus on the development of quality communications service offerings.
In recent years, Unicom’s GSM business has become the most significant contributor to Unicom’s financial and operational performance. In the interest of reducing the complexity facing Unicom’s operations and management, and deploying resources to enhance focus on the development of Unicom’s GSM business and relevant brands so as to maximise the shareholder value and return on investment, the Directors therefore propose to dispose of Unicom’s CDMA business. The disposal will enable Unicom to better focus its financial and operational resources on the enhancement of its GSM business and the future development of 3G services.
In addition, Unicom intends to merge with China Netcom to become a fully integrated telecommunications operator with increased scale and resources. If such merger and the CDMA Business Disposal are completed, the enlarged group will be better positioned to execute a well-balanced business development plan, to enhance its long-term competitiveness, and to achieve a more distinct strategic positioning. Details of the proposed merger between Unicom and China Netcom are set out in the announcement jointly issued by Unicom and China Netcom on 2 June 2008, with further details to be set out in a circular to be despatched to the Unicom Shareholders for approval of the proposed merger.
The Directors believe that the terms of the CDMA Business Disposal are fair and reasonable and in the interests of the Unicom Shareholders as a whole.

6. FINANCIAL EFFECTS OF THE CDMA BUSINESS DISPOSAL
Based on the scope of the CDMA Business to be disposed of as described in paragraph 3 headed “CDMA Business Disposal — CDMA Business” above and the Consideration, on the Completion Date of the CDMA Business Disposal, Unicom expects to realise an estimated gain before tax of approximately RMB37.56 billion (approximately HK$42.93 billion) under HKFRS. The estimated gain is calculated by using the Consideration to minus (a) the carrying net asset value of the CDMA Business as at 31 December 2007 of RMB4.67 billion, (b) the goodwill in relation to the CDMA Business of RMB0.37 billion arising from Unicom’s past acquisitions of cellular businesses from Unicom Group, (c) the deferred revenue of RMB1.01 billion for the estimated value of support services expected to be provided to Telecom at no consideration during the transitional period from the Completion Date to the Final Date or after the Completion Date, and (d) the estimated transaction costs and expenses (other than income tax) of RMB0.19 billion. The carrying net asset value of the CDMA Business is calculated as the CDMA Business’ total assets minus the CDMA Business’ total liabilities as at 31 December 2007.
The gain expected to be recognised in the consolidated income statement of the Group upon the Completion Date is expected to be different from the estimated gain disclosed above due to (a) possible adjustment to the Consideration to be made in accordance with the price adjustment mechanism as explained in paragraph 3 headed “CDMA Business Disposal — Consideration” above; (b) possible adjustment to the detailed items of the CDMA Business as agreed in the final list on or before the Delivery Date in accordance with the completion plan set out in the CDMA Business Disposal Agreement; (c) the changes in estimated transaction costs and expenses (other than income tax) to be incurred in the CDMA Business Disposal; (d) the changes in the net assets value of the CDMA Business from 31 December 2007 to the Completion Date; and (e) the changes in the above estimated value of support services to be provided to Telecom at no additional consideration.
The unaudited pro forma financial information of the Group as of and for the year ended 31 December 2007, which has been prepared by Unicom on a voluntary basis, illustrates the financial impact of the CDMA Business Disposal on the Group, including on its earnings and assets and liabilities, and is set out in Appendix I to this Circular.
7. USE OF PROCEEDS FROM THE CDMA BUSINESS DISPOSAL
Unicom expects to allocate the net proceeds from the CDMA Business Disposal for the following purposes:
(a) increasing the investment in the GSM network to expand coverage of the GSM network, improve IT support systems and the value-added business platform and enhance the customer service quality of the GSM business, and to lay a foundation for the future development of 3G business;
(b) reducing the debt of the Group in order to decrease financing costs; and
(c) funding of working capital and other general corporate purposes.

As at the date of this Circular, no specific fund allocation to the above possible purposes has been determined. This possible use of proceeds may change in light of Unicom’s evolving business needs and conditions and management requirements. In the event that any part of Unicom’s business plans change or do not proceed as planned, the Directors will carefully evaluate the situation and may adjust the intended use of proceeds and/or hold the funds on short-term deposits and/or invest in money-market instruments. All decisions will be made with the intent of achieving the best interests of Unicom and the Unicom Shareholders. To the extent that the net proceeds from the CDMA Business Disposal are not immediately used for the purposes described above, they will be placed on deposit with banks or other financial institutions or held in other treasury intents. Unicom will make a further announcement if the use of the net proceeds is different from the above possible purposes.
8. INFORMATION ON THE CDMA BUSINESS
At present, Unicom operates the mobile communication business of the CDMA Business on an exclusive basis in 31 provinces, directly controlled municipalities and autonomous regions of China, and has established CDMA international roaming services with 25 operators in a total of 17 countries and regions. In addition, Unicom also operates certain CDMA mobile communications business in the Macau Special Administrative Region.
As disclosed in the annual report of Unicom for 2007, as at 31 December 2007, the total number of CDMA subscribers of Unicom amounted to 41.927 million, of which 38.622 million were post-paid subscribers. As of 30 June 2008, the total number of Unicom’s CDMA subscribers was 43.169 million of which 39.943 million were post-paid subscribers. In 2007, the total MOU of CDMA subscribers and the average MOU per subscriber per month for CDMA service reached 125.43 billion minutes and 263 minutes, respectively, and the ARPU for CDMA service was RMB58.1. For the three months ended 31 March 2008, the average MOU per subscriber per month for the CDMA service amounted to 238.4 minutes and the ARPU for CDMA service was RMB53.3.
According to Unicom’s management accounts prepared in accordance with HKFRS and taking into account the scope of the CDMA Business to be disposed of as described in paragraph 3 headed “CDMA Business Disposal — CDMA Business” above, the CDMA Business’ total assets were RMB11.28 billion and RMB12.59 billion as at 31 December 2006 and 2007, respectively, and the CDMA Business’ profit before income tax were RMB345 million and RMB466 million for the years ended 31 December 2006 and 2007, respectively.
9. CDMA NETWORK DISPOSAL BY UNICOM GROUP TO TELECOM GROUP
Unicom has been notified by Unicom Group that on 2 June 2008 and 27 July 2008, respectively, Unicom Group, Unicom New Horizon and Telecom Group entered into the CDMA Network Framework Agreement and the CDMA Network Deposal Agreement, which set out the terms and conditions on which Unicom Group, Unicom New Horizon and Telecom Group will proceed with the CDMA Network Disposal whereby, Unicom Group and Unicom New Horizon will sell, and Telecom

Group will purchase, the CDMA Network at a consideration of RMB66.2 billion (approximately HK$75.7 billion). The CDMA Network Disposal Agreement supersedes the CDMA Network Framework Agreement and all other previous oral or written agreements in connection with the CDMA Network Disposal.
Completion of the CDMA Network Disposal is expected to occur on the same date as the completion of the CDMA Business Disposal.
10. OPTION WAIVER AND LEASE TERMINATION AGREEMENT AND TRANSFER AGREEMENT
(a) Unicom CDMA Lease
Pursuant to the Unicom CDMA Lease:
(i) Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, has granted to CUCL, a wholly-owned subsidiary of Unicom, the CDMA Network Purchase Option whereby CUCL has an option to purchase the CDMA Network at any time before 31 December 2008 or within one year after the termination or expiry of the Unicom CDMA Lease; and
(ii) CUCL has agreed to lease Capacity on the CDMA Network from Unicom New Horizon until 31 December 2008 on the terms and conditions set out in the Unicom CDMA Lease.
Details of the Unicom CDMA Lease and the CDMA Network Purchase Option were set out in Unicom’s announcement and circular dated 26 October 2006 and 10 November 2006, respectively.
In connection with the CDMA Business Disposal, CUCL has agreed to waive its right to exercise the CDMA Network Purchase Option and the parties to the Unicom CDMA Lease have agreed to terminate the Unicom CDMA Lease, in each case with effect from the Completion Date. Accordingly, the Option Waiver and the Lease Termination Agreement and the Transfer Agreement have been entered into by the relevant parties as further described below.
(b) Details of the 2-Step Approach
Under the 2-Step Approach, a relevant connected transaction will be structured to consist of an initial agreement and a further agreement as follows:
(i) the entering into of an initial agreement (the “Initial Agreement”) in connection with the relevant connected transaction between Unicom Group or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) and Unicom A Share Company.

The Initial Agreement will constitute a connected transaction of Unicom A Share Company but not of Unicom. The Initial Agreement will contain the following terms:
(A) completion of the Initial Agreement will be subject to the following conditions:
• the successful transfer of all rights and obligations of Unicom A Share Company under the Initial Agreement to Unicom or its subsidiaries; and
• the approval of the Independent Unicom Shareholders of the Further Agreement (as defined below).
The Initial Agreement would therefore only be implemented with the approval of the Independent Unicom Shareholders (in addition to the approval of the independent shareholders of Unicom A Share Company); and
(B) Unicom Group or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all rights and obligations under the Initial Agreement can be transferred to Unicom or its subsidiaries and no further consent from Unicom Group or its subsidiaries for such transfer is required; and
(ii) the entering into of a further agreement between Unicom A Share Company and Unicom or its subsidiaries (the “Further Agreement”) to transfer all the rights and obligations of Unicom A Share Company under the Initial Agreement to Unicom or its subsidiaries. The Further Agreement will constitute a connected transaction of Unicom under the Hong Kong Listing Rules, but not a connected transaction of Unicom A Share Company requiring independent shareholders’ approval under PRC laws and regulations and the listing rules of the Shanghai Stock Exchange.
The Further Agreement, being a connected transaction of Unicom, will be submitted to the Independent Unicom Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of Unicom A Share Company for approval.
(c) Option Waiver and Lease Termination Agreement and Transfer Agreement
Pursuant to the 2-Step Approach described above, on 27 July 2008, the following agreements were entered into:
(i) Unicom Group, Unicom New Horizon and Unicom A Share Company entered into the Option Waiver and Lease Termination Agreement pursuant to which Unicom A Share Company agreed to waive or procure the waiver by CUCL of its right to exercise the CDMA Network Purchase Option and the parties agreed to terminate or procure the termination of the Unicom CDMA Lease, in each case with effect from the Completion Date, on the basis that Unicom A Share Company has the right to transfer its rights and obligations to CUCL and subject to the approval of the independent shareholders of Unicom A Share Company; and

(ii) Unicom A Share Company and CUCL entered into the Transfer Agreement pursuant to which Unicom A Share Company agreed to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL, subject to the approval of the Independent Unicom Shareholders.
The Option Waiver and Lease Termination Agreement and the Transfer Agreement constitute the Initial Agreement and the Further Agreement, respectively, referred to in the 2-Step Approach set out above.
(d) Conditions
Completion of the Option Waiver and Lease Termination Agreement is conditional upon (i) the Option Waiver and Lease Termination Agreement having been approved by the independent shareholders of Unicom A Share Company and (ii) the CDMA Business Conditions having been satisfied or waived (as applicable) in accordance with the CDMA Business Disposal Agreement.
Completion of the Transfer Agreement is conditional upon (i) the Transfer Agreement having been approved by the Independent Unicom Shareholders and (ii) the CDMA Business Conditions having been satisfied or waived (as applicable) in accordance with the CDMA Business Disposal Agreement.
(e) Reasons for the Waiver of the CDMA Network Purchase Option and Termination of the Unicom CDMA Lease
The purpose of the Unicom CDMA Lease was to enable Unicom to effectively reduce the investment risks involved in developing the CDMA Business and to allow Unicom to provide CDMA services over the extensive coverage of the CDMA Network without having to incur the costs of purchasing the network at the outset. In addition, the CDMA Network Purchase Option has given Unicom, where it considers necessary and appropriate, the right to purchase the CDMA Network to operate as its own facilities instead of leased facilities. In light of the disposal by Unicom of the CDMA Business and the disposal of the CDMA Network by Unicom Group, Unicom considers that it would be appropriate that the Unicom CDMA Lease should be terminated and a waiver of its right to exercise the CDMA Network Purchase Option should be granted, in each case with effect from the Completion Date.
The Directors (excluding the independent non-executive Directors, whose views are expressed in the letter from the Independent Board Committee set out on pages 29 and 30 of this Circular, after taking into account the advice from Merrill Lynch set out in the letter from Merrill Lynch set out on pages 31 to 50 of this Circular) believe that the terms of the Transfer Agreement are fair and reasonable and in the interests of the Unicom Shareholders as a whole.

11. TELECOM CDMA LEASE
It has been announced by Telecom that, on 27 July 2008, Telecom and Telecom Group entered into the Telecom CDMA Lease pursuant to which Telecom will lease Capacity on the CDMA Network from Telecom Group.
12. INFORMATION ON UNICOM, UNICOM A SHARE COMPANY AND UNICOM GROUP
The principal activities of Unicom are investment holding and Unicom’s subsidiaries are principally engaged in the provision of GSM and CDMA cellular, long distance, data and internet services in the PRC. Unicom A Share Company is a subsidiary of Unicom Group and the holding company of Unicom BVI, the direct controlling shareholder of Unicom. Unicom A Share Company and its subsidiaries are primarily engaged in telecommunications and related businesses in the PRC.
Unicom Group is the ultimate parent company of Unicom. As at the Latest Practicable Date, Unicom Group indirectly controls approximately 71.17% of the issued share capital of Unicom through its shareholdings in Unicom A Share Company (in which Unicom Group holds a 60.74% equity interest) and Unicom BVI (in which Unicom Group and Unicom A Share Company hold 100% of the equity interest). Unicom BVI directly holds a 71.17% shareholding in Unicom. Unicom Group and its subsidiaries are primarily engaged in telecommunications and related businesses in the PRC.
13. INFORMATION ON TELECOM
Telecom and its subsidiaries are engaged in the provision of wireline telecommunications and related services in the PRC and offer a comprehensive range of wireline telecommunications services to residential and business customers, including local, domestic long distance and international long distance telephone services, internet and managed data, leased line, and other related services.
To the best of the knowledge, information and belief of the Directors, having made all reasonable enquiries, Telecom and its ultimate beneficial owner are third parties independent of Unicom and the connected persons of Unicom.
14. HONG KONG LISTING RULES IMPLICATIONS FOR UNICOM
The CDMA Business Disposal constitutes a major transaction for Unicom under Chapter 14 of the Hong Kong Listing Rules and is subject to the approval of the Unicom Shareholders. As Unicom BVI will be regarded as having a material interest in the CDMA Business Disposal, Unicom BVI and its associates will abstain from voting on the resolution to approve the CDMA Business Disposal. To the extent the Board is aware, there is no prior transaction between Unicom and/or its subsidiaries and Telecom and/or its ultimate beneficial owner that requires aggregation under Rule 14.22 of the Hong Kong Listing Rules.

The Transfer Agreement, pursuant to which CUCL, a wholly-owned subsidiary of Unicom, will assume all of the rights and obligations of Unicom A Share Company under the Option Waiver and Lease Termination Agreement, constitutes a connected transaction for Unicom and is subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules. As Unicom BVI, the subsidiary of Unicom A Share Company, is the controlling shareholder of Unicom and will be regarded as having a material interest in the Transfer Agreement, Unicom BVI and its associates will abstain from voting on the resolution to approve the Transfer Agreement.
The Independent Board Committee, which consists of all of the independent non-executive Directors, has been established to advise the Independent Unicom Shareholders, and Merrill Lynch has been appointed as the independent financial adviser to advise the Independent Board Committee and the Independent Unicom Shareholders, in each case on the terms of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated. None of the independent non-executive Directors has any material interest in the CDMA Business Disposal or the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease.
15. EGM
A notice of the EGM to be held at The Island Ballroom B, Level 5, Island Shangri-La Hotel, Two Pacific Place, Supreme Court Road, Central, Hong Kong on Tuesday, 16 September 2008 at 4:30 p.m. is set out on pages N-1 to N-3 of this Circular at which ordinary resolutions will be proposed to approve (i) the CDMA Business Disposal and (ii) the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease pursuant to the Transfer Agreement. The vote of the Unicom Shareholders and the Independent Unicom Shareholders at the EGM will be taken by way of a poll.
A form of proxy for use at the EGM is enclosed. Whether or not Unicom Shareholders are able to attend the EGM, they are requested to complete and return the enclosed form of proxy to Unicom’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, as soon as practicable and in any event by not later than 48 hours before the time appointed for holding the EGM. The completion and return of the form of proxy will not preclude you from attending and voting in person at the EGM should you so wish.
16. ADDITIONAL INFORMATION
Your attention is drawn to (i) the letter of the Independent Board Committee set out on pages 29 and 30 of this Circular, (ii) the letter from Merrill Lynch containing its advice to the Independent Board Committee and the Independent Unicom Shareholders set out on pages 31 to 50 of this Circular and (iii) the information set out in Appendices I, II and III to this Circular.

17. RECOMMENDATION
In relation to the CDMA Business Disposal, the Directors believe that the terms of the CDMA Business Disposal Agreement are fair and reasonable and in the interests of the Unicom Shareholders as a whole, and therefore recommend the Unicom Shareholders to vote in favour of the resolution numbered 1 set out in the notice of the EGM on pages N-1 to N-3 of this Circular.
In relation to the Transfer Agreement, the Directors (excluding the independent non-executive Directors whose views are separately set out in the letter from the Independent Board Committee set out on pages 29 and 30 of this Circular, after taking into account the advice from Merrill Lynch set out in the letter from Merrill Lynch of this Circular) also believe that the terms of the Transfer Agreement are fair and reasonable and in the interests of the Unicom Shareholders as a whole, and therefore recommend the Independent Unicom Shareholders to vote in favour of the resolution numbered 2 set out in the notice of the EGM on pages N-1 to N-3 of this Circular.

By Order of the Board
China Unicom Limited
Chang Xiaobing
Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

CHINA UNICOM LIMITED

(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
1 August 2008
To the Independent Unicom Shareholders
Dear Sir or Madam,
CONNECTED TRANSACTION
We refer to the circular (the “Circular”) dated 1 August 2008 issued by Unicom to the Unicom Shareholders of which this letter forms a part. Terms defined in the Circular shall have the same meaning when used in this letter, unless the context otherwise requires.
On 28 July 2008, the Board announced that the CUCL, a wholly-owned subsidiary of the Unicom, had entered into the Transfer Agreement with Unicom A Share Company, pursuant to which Unicom A Share Company agreed to transfer to CUCL all of its rights and obligations under the Option Waiver and Lease Termination Agreement, which will result in the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease by CUCL.
We have been appointed as the Independent Board Committee to make a recommendation to the Independent Unicom Shareholders as to whether, in our view, the terms of the Transfer Agreement are fair and reasonable so far as the Independent Unicom Shareholders are concerned. Merrill Lynch has been appointed as the independent financial adviser to the Independent Board Committee and the Independent Unicom Shareholders on the fairness and reasonableness of the terms of the Transfer Agreement pursuant to which the CDMA Network Purchase Option will be waived and the Unicom CDMA Lease will be terminated. The text of the letter of advice from Merrill Lynch containing their recommendation and the principal factors they have taken into account in arriving at their recommendation are set out on pages 31 to 50 of the Circular.

Having considered the information set out in the Letter from the Board and the principal factors, reasons and recommendation set out in the letter from Merrill Lynch, we are of the opinion that the terms of the Transfer Agreement are on normal commercial terms and are fair and reasonable so far as the Independent Unicom Shareholders are concerned. We consider that the terms of the Option Waiver and Lease Termination Agreement and the Transfer Agreement are in the interests of Unicom as well as the Unicom Shareholders as a whole.
Accordingly, we recommend that the Independent Unicom Shareholders vote in favour of resolution numbered 2 set out in the notice of the EGM on pages N-1 to N-3 of this Circular to approve the terms of the Transfer Agreement at the EGM.

Yours faithfully,
Cheung Wing Lam, Linus
(Chairman of the Committee)
Wu Jinglian
Shan Weijian
Wong Wai Ming
Independent Board Committee

LETTER FROM MERRILL LYNCH
The following is the text of a letter from Merrill Lynch, the independent financial adviser to the Independent Board Committee and the Independent Unicom Shareholders in respect of the Transfer Agreement, which has been prepared for the purpose of inclusion in this Circular.
1 August 2008
The Independent Board Committee and the Independent Unicom Shareholders
  China Unicom Limited
  75th Floor, The Center
  99 Queen’s Road Central
  Hong Kong
To the Independent Board Committee and the Independent Unicom Shareholders
Dear Sirs and Madams,
CONNECTED TRANSACTION
1. INTRODUCTION
Merrill Lynch (Asia Pacific) Limited (“Merrill Lynch”) has been appointed by Unicom to act as the independent financial adviser to advise the Independent Board Committee of Unicom and the Independent Unicom Shareholders, pursuant to the requirements of the Hong Kong Listing Rules, on the terms of the Transfer Agreement pursuant to which Unicom A Share Company has agreed to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL, a wholly-owned subsidiary of Unicom, which will result in the waiver of the CDMA Network Purchase Option by CUCL and the termination of the Unicom CDMA Lease, details of which are set out in the Circular.
As at the Latest Practicable Date, Unicom A Share Company owned 82.1% of Unicom BVI, which in turn owned approximately 71.17% of Unicom. As such, Unicom A Share Company is a connected person of Unicom under the Hong Kong Listing Rules. As Unicom A Share Company is a party to the Transfer Agreement, the Transfer Agreement constitutes a connected transaction for Unicom under Chapter 14A of the Hong Kong Listing Rules and is therefore, amongst other things, subject to the approval of the Independent Unicom Shareholders on a vote taken by poll by a simple majority of those voting in person or by proxy.
Unless otherwise defined or the context otherwise requires, all terms defined in the Circular shall have the same meanings when used in this letter.

2. BASIS OF ADVICE
In formulating our opinions and recommendations, we have relied on the information and materials supplied to us by Unicom and the opinions expressed by, and the representations of, the Directors and the management of Unicom. We have assumed and received confirmation from Unicom that all the information, materials and representations so supplied including all information, materials and representations referred to or contained in the Circular, for which the Directors and Unicom are solely and wholly responsible, were true, accurate, complete and not misleading at the time they were supplied or made, and remained so up to the date of the Circular. We have also assumed that no material fact or information has been omitted from the information and materials supplied and have assumed and received confirmation from Unicom that the representations made and opinions expressed have been made in good faith and have been arrived at after due and careful consideration having made all reasonable enquiries. No representation or warranty, expressed or implied, is made by us on the accuracy, truth or completeness of such information, materials, opinions and/or representations. Finally, we have assumed that the Circular contains a true, accurate, complete and not misleading description of the principal terms of the CDMA Business Disposal Agreement, the Option Waiver and Lease Termination Agreement and the Transfer Agreement.
While we have taken reasonable steps to satisfy the requirements under Rule 13.80 of the Hong Kong Listing Rules, we have not carried out any independent verification of the information, opinions or representations given or made by or on behalf of Unicom or its advisers, nor have we conducted an independent investigation into or an independent evaluation or appraisal of the business affairs or assets and liabilities of Unicom or any of the other parties involved in the Transfer Agreement.
Where information in this letter relating to Unicom has been extracted from published or otherwise publicly available sources, the sole responsibility of Merrill Lynch has been to ensure that such information has been correctly extracted from the relevant sources.
We do not express any opinion on the future prospects of Unicom, and have not provided advice concerning the structure, timing, feasibility, or any other aspect of the Transfer Agreement or any related agreements. We do not comment on the merits or otherwise of the Transfer Agreement, any related agreements or any other business plan, transaction or strategy of Unicom other than to form an opinion, solely from a financial point of view, as to the fairness and reasonableness of the Transfer Agreement for the purpose of making a recommendation to the Independent Board Committee and the Independent Unicom Shareholders. Any evaluation of and/or comment on the strategic or commercial merits of the Transfer Agreement or any related agreements or on the prospects of Unicom remain the sole responsibility of the Directors. In addition, we express no opinion as to whether the Transfer Agreement or any related agreements will be completed or achieved.
Our opinion is necessarily based upon market, economic, industry and other conditions as they existed and could be evaluated upon, and on the information publicly available to us as at the date of this letter. We have no obligation to update our opinion to take into account events occurring after the date of this letter. As a result, circumstances could develop in the future that, if known at the time we rendered our opinion, would have altered our opinion. We assume no responsibility or liability in such circumstances.

In rendering our advice and giving our recommendation, we have not had regard to the general or specific investment criteria, financial situation, risk profile, tax position, objectives, needs or constraints of any Unicom Shareholder. We would recommend any Unicom Shareholder who may require advice in relation to any aspect of the Circular, or as to the action to be taken in respect of the Transfer Agreement, to consult a licensed securities dealer, bank manager, solicitor, professional accountant, tax adviser or other professional adviser. The opinion contained in this letter is only intended to provide one of the bases on which the Independent Board Committee may make its recommendation to the Independent Unicom Shareholders on how to vote, and on which the Independent Unicom Shareholders may decide how to vote, in respect of the Transfer Agreement.
Unicom has been separately advised by its own professional advisers with respect to the Transfer Agreement, any related agreements and the preparation of the Circular (other than this letter). We have had no role or involvement and have not provided and will not provide any advice (financial or otherwise) whatsoever in the preparation, review or verification of the Circular (other than this letter). Accordingly, we take no responsibility for and express no views, whether expressly or implicitly, on the contents of the Circular (other than this letter).
Nothing contained in this letter should be construed as an opinion or view as to the trading price or market trends of the Unicom Shares or any other securities of Unicom at any particular time in the past, present or future. We are not expressing any opinion herein as to the price at which the Unicom Shares or any other securities of Unicom may trade upon approval and completion or rejection of the Transfer Agreement or on the trading prospects or future financial or other performance of Unicom. Furthermore, nothing contained in this letter should be construed as a recommendation to hold, sell or buy any Unicom Shares or any other securities of Unicom.
Whilst a copy of this letter in its entirety may be reproduced in the Circular, none of Unicom, the Directors or any other person may reproduce, disseminate or quote this letter (or any part thereof) for any other purpose at any time and in any manner without the prior written consent of Merrill Lynch. In the event of inconsistency, the English text of this letter shall prevail over the Chinese translation of this letter.
Our opinion in relation to the Transfer Agreement should be considered in the context of the entirety of this letter and the Circular.
3. ELIGIBILITY TO GIVE ADVICE
Apart from (i) normal professional fees for our services to Unicom as the independent financial adviser to the independent board committee and the independent Unicom Shareholders on (a) the terms of the Transfer Agreement, (b) certain non-exempt new continuing connected transactions which will arise following the completion of the proposed merger of Unicom and China Netcom Group Corporation (Hong Kong) Limited (“Netcom”) and (c) related advice; and (ii) the indemnity given to us and our affiliates and their respective directors, officers, employees, agents and controlling persons by Unicom against certain liabilities and expenses in connection with our appointment, no arrangement exists whereby we will receive any fees or benefits from Unicom or any of its associates (as defined under the Hong Kong Listing Rules).

As at 25 July 2008, as far as we know, companies associated with Merrill Lynch were beneficially interested in an aggregate shareholding of 14,037,602 Unicom Shares. The above aggregate interests represent approximately 0.1% of the issued share capital of Unicom.
We do not consider that the above interests affect the objectivity or impartiality of our advice, given that the interests so held in Unicom are no different from that of the other Independent Unicom Shareholders in relation to the Transfer Agreement. We consider ourselves independent and qualified to give independent financial advice to the Independent Board Committee and the Independent Unicom Shareholders in relation to the Transfer Agreement in accordance with Rule 13.84 of the Hong Kong Listing Rules.
4. BACKGROUND TO THE CDMA BUSINESS DISPOSAL
The Independent Board Committee and the Independent Unicom Shareholders should refer to paragraph 2 of the Letter from the Board contained in the Circular for the background to the CDMA Business Disposal as described by Unicom.
5. OVERVIEW OF THE CDMA BUSINESS DISPOSAL
The Independent Board Committee and the Independent Unicom Shareholders should refer to paragraph 3 of the Letter from the Board contained in the Circular for an overview of the CDMA Business Disposal as described by Unicom.
6. REASONS FOR, AND BENEFITS OF, THE CDMA BUSINESS DISPOSAL
The Independent Board Committee and the Independent Unicom Shareholders should refer to paragraph 5 of the Letter from the Board contained in the Circular for the reasons for, and benefits of, the CDMA Business Disposal as described by Unicom.
7. FINANCIAL EFFECTS OF THE CDMA BUSINESS DISPOSAL
The Independent Board Committee and the Independent Unicom Shareholders should refer to paragraph 6 of the Letter from the Board contained in the Circular for an overview of the financial effects of the CDMA Business Disposal as described by Unicom.
8. INFORMATION ON THE CDMA BUSINESS
The Independent Board Committee and the Independent Unicom Shareholders should refer to paragraph 8 of the Letter from the Board contained in the Circular for information on the CDMA Business as described by Unicom.
9. CDMA NETWORK DISPOSAL BY UNICOM GROUP TO TELECOM GROUP
The Independent Board Committee and the Independent Unicom Shareholders should refer to paragraph 9 of the Letter from the Board contained in the Circular for an overview of the CDMA Network Disposal as described by Unicom.

10. OVERVIEW OF OPTION WAIVER AND LEASE TERMINATION AGREEMENT AND TRANSFER AGREEMENT
The Independent Board Committee and the Independent Unicom Shareholders should refer to paragraph 10 of the Letter from the Board contained in the Circular for an overview of the Option Waiver and Lease Termination Agreement and the Transfer Agreement as described by Unicom.
11. SCOPE OF WORK
In the course of our financial evaluation of the Transfer Agreement, we have, amongst other things, reviewed the information contained in the public announcements made by Unicom on 2 June 2008 and 28 July 2008, as well as the information contained in the Circular.
We have also conducted discussions with the management of Unicom and its advisers on the broad structure and terms of, and reasons for, the CDMA Business Disposal and the CDMA Network Disposal, and conducted valuation analysis of the CDMA Business and the CDMA Network. As part of our financial analysis, we have reviewed and discussed with the management of Unicom and its financial advisers certain information, including historical financial information and forecast assumptions relating to the CDMA Business, furnished to us by the management of Unicom and its advisers.
In addition, we have reviewed such other public information, financial studies and analyses, and performed such other investigations and taken into account such other factors that we have deemed necessary for our financial evaluation of the Transfer Agreement.
12. RISK FACTORS STATED BY UNICOM
On 20 June 2008, Unicom filed with the Securities and Exchange Commission in the United States of America a Form 20-F (annual report) for the year ended 31 December 2007(1) (the “Unicom 2007 Form 20-F”). We note that, as part of the Unicom 2007 Form 20-F (Part I, Item 4, subsection D), Unicom listed a series of risk factors related to Unicom, including risks related to the CDMA Business Disposal and the telecommunications services industry in China (collectively, the “Risk Factors”). The Independent Board Committee and the Independent Unicom Shareholders should consider the Risk Factors included in the Unicom 2007 Form 20-F in considering what action to take in respect of the Transfer Agreement.
Any of the Risk Factors described could cause the financial performance of Unicom to differ significantly from the goals, plans, objectives, intentions and expectations expressed in the Circular. If any of the risks and uncertainties discussed in the Unicom 2007 Form 20-F actually occur, the business, financial condition or operating results of Unicom could be materially and adversely affected.
__________________
1 Source: Securities and Exchange Commission. Web site link: http://www.sec.gov/Archives/edgar/data/1113866/ 000114554908001097/h02212e20vf.htm#107.

13. PRINCIPAL TERMS OF THE TRANSFER AGREEMENT
The key components of the Transfer Agreement include:
(i) the termination of the Unicom CDMA Lease; and
(ii) the waiver of the CDMA Network Purchase Option.
We have summarised below, for ease of reference, details of the Unicom CDMA Lease and the CDMA Network Purchase Option as set out in Unicom’s announcement and related circular dated 26 October 2006 and 10 November 2006, respectively.
(a) Unicom CDMA Lease
(i) Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, has agreed to lease all the constructed Capacity of its CDMA Network to Unicom A Share Company for a term of one year commencing from 1 January 2007, with a right of renewal for one year until 31 December 2008. Pursuant to a transfer agreement dated 26 October 2006 between Unicom A Share Company and CUCL, Unicom A Share Company has agreed to transfer all of its rights and obligations under the Unicom CDMA Lease to CUCL;
(ii) CUCL has the exclusive rights to provide CDMA services in the listed service areas(2);
(iii) The annual lease fee for the years 2007 and 2008 shall be:
(1) 31% of the audited CDMA business income(3) of CUCL for each of the years 2007 and 2008, or
(2) 30% of the audited CDMA business income of CUCL for each of the year 2007 or 2008, where the audited CDMA business profit before taxation of CUCL for the relevant year is less than the audited CDMA business profit before taxation of CUCL for the year 2006 as set out in the relevant annual audited financial reports of CUCL, provided that the annual lease fee of the CDMA Network shall not be less than 90% of the annual lease fee of the preceding year regardless of the amount of CDMA business income for that year;
__________________
2 Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei and Hubei provinces; Beijing, Shanghai and Tianjin municipalities; Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces; Chongqing municipality; the Guangxi Zhuang and Xinjiang Uygur autonomous regions; Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces; and the Inner Mongolia, Ningxia Hui and Xizang autonomous regions.
3 The “CDMA business income” is defined as the service revenue generated by CUCL in the course of operating its CDMA telecommunications business, which is prepared based on the Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants.

(iv) CUCL and Unicom New Horizon have agreed to share the constructed Capacity related costs such that CUCL will only bear those costs in proportion to the actual number of cumulative CDMA subscribers as at the end of the month prior to the occurrence of the costs divided by 90%; and
(v) CUCL may terminate the Unicom CDMA Lease at any time by giving not less than 180 days’ prior written notice and the termination shall take effect from the end of each lease period or any additional term.
(b) CDMA Network Purchase Option
Under the Unicom CDMA Lease, Unicom New Horizon has granted to CUCL the CDMA Network Purchase Option whereby CUCL has an option to purchase the CDMA Network at any time before 31 December 2008, or within one year after the termination or expiry of the Unicom CDMA Lease.
The purchase price shall be negotiated between Unicom New Horizon and CUCL, on the basis of the appraised value of the CDMA Network determined in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that the purchase price will not be greater than such price as would, taking into account all lease fee payments made by CUCL, Unicom New Century Telecommunications Corporation Limited and Unicom New World Telecommunications Corporation Limited to Unicom New Horizon under the Unicom CDMA Lease or any previous CDMA lease agreements and all discounts for delay, enable Unicom New Horizon to recover the network construction costs(4), together with an internal rate of return on its investment of 8% per year.
For additional details, please refer to Unicom’s announcement and related circular dated 26 October 2006 and 10 November 2006, respectively.
14. FINANCIAL ASSESSMENT OF THE TRANSFER AGREEMENT
To assess the Transfer Agreement from a financial point of view, it is necessary to assess the value of its underlying components, namely: (i) the termination of the Unicom CDMA Lease; and (ii) the waiver of the CDMA Network Purchase Option.
__________________
4 The “network construction costs” is defined as the total network costs comprising all payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums paid by Unicom New Horizon during the construction period of each phase, the excess of which has been paid by Unicom New Horizon in case of any damage or loss of the CDMA Network during the construction period, and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and customs duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology.

Based on our discussions with the management of Unicom, we understand that the Consideration was determined for the CDMA Business Disposal as a whole and no specific values were assigned as compensation to Unicom for the termination of the Unicom CDMA Lease or the waiver of the CDMA Network Purchase Option.
We have therefore undertaken financial analyses first to estimate the valuation range of the CDMA Business and then to consider whether the Consideration is sufficient to compensate Unicom for the value of the CDMA Business including any potential loss of value associated with the termination of the Unicom CDMA Lease and the waiver of the CDMA Network Purchase Option.
(a) Value of the CDMA Business
For the purpose of assessing the value of the CDMA Business as a whole, we have considered two commonly used valuation methodologies, namely: (i) comparable companies trading multiple analysis; and (ii) comparable acquisition multiple analysis. These valuation methodologies can be used to estimate a value for a company or business by reference to certain financial multiples on which comparable companies trade either on public stock exchanges or through corporate sale transactions.
It is important to note that all the telecommunications services companies that we believe are comparable to the CDMA Business (based on the criteria stated below) own, rather than lease, most of their respective networks. As such, the multiples derived from both our comparable companies trading multiple analysis and our comparable acquisition multiple analysis reflect the value of the telecommunications franchise as a whole, inclusive of the network. In contrast, Unicom does not own the CDMA Network, which is separately held by Unicom New Horizon, a wholly-owned subsidiary of Unicom Group.
In order to use comparable valuation methodologies, the enterprise value (defined as equity value plus the total amount of financial debt minus cash and cash equivalents) of the CDMA franchise of Unicom Group as a whole, which includes both the CDMA Business and the CDMA Network (collectively the “CDMA Franchise”), must be derived as follows:
Enterprise Value of CDMA Franchise =
  Enterprise Value of CDMA Business + Enterprise Value of CDMA Network
(1) Estimation of the CDMA Franchise EBITDA
As the first step of our analysis, we have estimated the earnings before interest, tax, depreciation and amortisation (“EBITDA”) of the CDMA Business that would theoretically exist if the CDMA Network were owned rather than leased by Unicom to derive the “CDMA Franchise EBITDA.” We note that if the CDMA Network were owned by Unicom, there would be no lease payments. However, Unicom would incur additional network operating costs which are currently incurred by Unicom New Horizon and Unicom Group.

In estimating the CDMA Franchise EBITDA, we have added back the expenses related to the leased lines and network capacities, as these expenses have been entirely paid to Unicom New Horizon and Unicom Group. However, since the operating costs of the CDMA Network incurred by Unicom New Horizon and Unicom Group are not publicly disclosed, and we have been told by the management of Unicom that there is no basis to estimate these expenses accurately, we have not adjusted for these additional expenses. Whilst we cannot adjust for the CDMA Network operating costs, we note that the impact of not making this adjustment on our analysis is to overstate the CDMA Franchise EBITDA and, therefore, to overstate the implied value of the CDMA Business.
We set out in Table 1 below the basis of our estimation of the CDMA Franchise EBITDA for the financial year ended 31 December 2007.

Table 1

Estimation of Unicom CDMA Franchise EBITDA

Financial Year Ended
31 December 2007
(RMB million)

CDMA Business profit before income tax	466
Add: Leased lines and network capacities	8,487
Add: Depreciation and amortisation	1,012
Add: Financial costs	15
Less: Interest income	(15)
Less: Other gains — net	(7)
Estimated CDMA Franchise EBITDA	9,958
Source: Circular, Appendix I — “Unaudited Pro Forma Financial Information on Unicom.”
(2) Comparable Companies Trading Multiple Analysis
Comparable companies trading multiple analysis is a methodology that estimates a value for a business by reference to the financial trading multiples of comparable businesses that are listed on public stock exchanges. The criteria for selecting such comparable companies include, among other relevant characteristics, product offering, geographical focus, growth prospects, market competitiveness, market positioning, scale of operations, business risks, technology, financial strength, size and stock trading liquidity.

We have focused our analysis on the ratio of enterprise value (“EV”) to EBITDA (“EV/EBITDA”), a valuation metric that is commonly used in the telecommunications services industry globally, which we believe is the most relevant ratio for the purpose of estimating the value of the CDMA Business.
We have not been able to consider the price to earnings ratio, another commonly used valuation metric. Whilst the net income for the CDMA Business is disclosed in Appendix I to the Circular, the profit and loss statements of Unicom New Horizon and Unicom Group are not publicly disclosed. As such, it is not possible to estimate the earnings of the CDMA Franchise for use in comparable valuation analysis.
In addition, we have not considered the enterprise value to operating free cash flow ratio (operating free cash flow being defined as EBITDA less capital expenditure), another commonly used valuation metric in the telecommunications services industry globally, as capital expenditure in relation to the CDMA Network is incurred by Unicom New Horizon and Unicom Group, and is also not publicly disclosed.
We have considered the merits of using a price to net book value ratio. However, we do not believe that this is an appropriate valuation ratio to use in analysing companies in a high growth and capital intensive sector such as the telecommunications services industry in China. In addition, this valuation ratio is not commonly used in the telecommunications services industry globally.
Table 2 below summarises our EV/EBITDA multiple analysis for publicly traded companies with businesses that we consider to be comparable to the CDMA Business based on the following selection criteria, which we believe best characterise the CDMA Business:
(i) companies that are primarily pure mobile telecommunications services operators;
(ii) companies that have the majority of their operations in Asian emerging markets, with emerging markets being defined as countries with a 2007 gross domestic product (“GDP”) per capita of less than US$(5)10,000 with reference to the 2007 GDP per capita in the PRC being US$2,450(6); and
(iii) companies with an enterprise value above US$1.5 billion to ensure appropriate relative scale comparison.
__________________
5 United States Dollars, the lawful currency of the United States of America.
6 Source: Economist Intelligence Unit.

Table 2 Selected Asian Emerging Markets Comparable Companies Trading Multiple Analysis
		Mobile	Subscriber	2005-07	Equity	Enterprise	2007
	2007 GDP/ Capita	Penetration	Numbers	Sales	Value	Value	EBITDA	2007
	(US$)(1)	Rate(2,3)	(million)(3)	CAGR(4)	(US$ million)(5)	(US$ million)(5)	(US$ million)(6)	EV/EBITDA(7)
China
China Mobile Limited	2,450	43.3%	392.1	21.2%	279,120	256,549	28,066	9.1x
China Unicom Limited	2,450	43.3%	167.0	6.9%	27,339	26,354	4,825	5.5x
China Mean								7.3x
India
Bharti Airtel Limited	1,030	22.8%	62.0	27.8%	35,462	36,659	2,435	15.1x
Idea Cellular Limited	1,030	22.8%	24.0	N/A	5,544	7,619	480	15.9x
Reliance Communications Limited	1,030	22.8%	45.8	N/A	24,851	27,766	1,767	15.7x
India Mean								15.5x

Other Asian Emerging Markets
PT Indosat Tbk (Indonesia)	1,844	45.5%	26.4	19.3%	3,844	4,704	956	4.9x
PT Excelcomindo Pratama, Tbk. (Indonesia)	1,844	45.5%	18.4	39.4%	1,691	2,798	380	7.4x
TM International Berhad (Malaysia)	6,872	90.2%	44.1	28.0%	7,179	9,810	1,308	7.5x
DiGi.com Berhad (Malaysia)	6,872	90.2%	6.6	23.0%	5,782	5,628	642	8.8x
Total Access Communication Public Company Limited (Thailand)	3,700	83.8%	16.7	23.3%	3,078	3,610	563	6.4x
Advanced Info Service Public Company Limited (Thailand)	3,700	83.8%	25.1	8.3%	7,738	8,045	1,308	6.1x
Globe Telecom Incorporated (Philippines)	1,580	63.7%	21.3	4.5%	3,278	3,814	986	3.9x

Other Asian Emerging Markets Mean								6.4x

Asian Emerging Markets Mean								8.9x
(1) Source: Economist Intelligence Unit.
(2) Defined as the total number of mobile subscribers for the country divided by the population of the same country.
(3) Source: Merrill Lynch — Global Wireless Matrix Q1 2008 dated 18 July 2008, the quarterly research report covering the wireless telecommunications services industry globally, published by the equity research division of Merrill Lynch.
(4) CAGR = Compounded Annual Growth Rate. Revenue figures calendarised to December year-end. Source: Latest company reports and public investor presentations.
(5) Source: FactSet as at the Latest Practicable Date and latest company public filings. Converted into US$ based on the relevant exchange rates as at the Latest Practicable Date.
(6) EBITDA figures computed from latest company public filings and calendarised to December year-end. Converted into US$ based on the relevant exchange rates as at the Latest Practicable Date.
(7) 2007 EV/EBITDA computed by using data in the respective local currencies.

We consider that China Mobile Limited (“China Mobile”) and Unicom itself are the most directly comparable companies to the CDMA Business because they operate in the same market and, therefore, most closely reflect the operating and regulatory environment as well as the subscriber demographic profiles of the CDMA Business.
We consider that the mobile telecommunications services operators listed under the Other Asian Emerging Markets category (excluding China and India) in Table 2 above represent the next best set of comparable companies, as the markets in which these companies operate are broadly similar to the market in which the CDMA Business operates, in terms of stage of development and growth potential.
The Indian mobile telecommunications services operators represent, in our view, a less directly comparable group of companies due to: (i) the higher long-term market growth prospects of the Indian mobile market driven by a relatively lower current mobile penetration rate; (ii) the possibility for foreign telecommunications services operators to have control over, or have meaningful influence in, the management of Indian mobile telecommunications services operators; (iii) the implementation of infrastructure sharing arrangements; and (iv) the potential for in-market consolidation.
In theory, the CDMA Business could be compared with listed mobile virtual network operators (“MVNOs”), who likewise do not own their wireless networks. However, there are very few MVNOs listed on public stock exchanges globally. Furthermore, the commercial terms of operation between the service provider and the network operator are specific to each MVNO and the profitability of MVNOs therefore varies from case to case. Accordingly, we do not consider that there is sufficient comparable data available to enable us to conduct meaningful comparable trading multiple analysis of the CDMA Business by reference to listed MVNOs.
(3) Comparable Acquisition Multiple Analysis
Comparable acquisition multiple analysis is another commonly used valuation methodology that estimates a value for a business by reference to the financial multiples paid for comparable companies or assets in precedent sale transactions.
For the reasons described above regarding the use of the EV/EBITDA valuation ratio in relation to the comparable companies trading multiple analysis, we have also focused on this valuation ratio for our comparable acquisition multiple analysis.
Table 3 below summarises our EV/EBITDA multiple analysis for precedent sale transactions announced and completed within the five years prior to the date of this letter that we consider to be comparable to the CDMA Business Disposal, based on the following selection criteria, which we believe best characterise the CDMA Business Disposal:
(i) companies or assets sold being primarily pure mobile telecommunications services operators;
(ii) majority of operations of the companies or assets sold being in Asian emerging markets based on the definition described above;

(iii) ultimate control of the companies or assets sold has changed as a result of the transaction; and
(iv) companies or assets sold at a minimum enterprise value of US$1.5 billion to ensure appropriate relative scale comparison.

Table 3 Selected Asian Emerging Markets Comparable Acquisition Multiple Analysis
			Enterprise	LTM
		Date	Value	EBITDA	EV/LTM
Acquirer	Target	Announced	(US$ million)	(US$ million)(1)	EBITDA(2)

Vodafone Group Plc	Hutchison Essar Limited	11-Feb-07	19,423	630	30.8x
Temasek Holdings (Pte) Ltd. Siam Commercial Bank Public Company Limited	Shin Corporation Public Company Limited	23-Jan-06	4,611	329	14.1x
Sources: Acquirer offer documents and company filings published prior to transaction circular date.
(1) LTM EBITDA refers to company EBITDA over the last twelve months, calculated from the latest company annual reports and earnings releases prior to the transaction circular date.
(2) EV/LTM EBITDA computed by using data in the respective local currencies.
The criteria set out above yield only two comparable acquisition transactions, namely: (i) the acquisition of Hutchison Essar Limited (an operator in India) by Vodafone Group Plc; and (ii) the acquisition of Shin Corporation Public Company Limited (an operator in Thailand) by Temasek Holdings (Pte) Ltd. and Siam Commercial Bank Public Company Limited.
For the reasons described above in the Asian comparable companies trading multiple analysis section of this letter regarding Indian mobile telecommunications services operators, and considering that Vodafone Group Plc acquired Hutchison Essar Limited through a competitive auction process, paying a significant premium to gain market share in a new, large and high growth strategic market, we do not believe that this transaction represents a directly comparable transaction to the CDMA Business Disposal.
We also do not consider the sale of Shin Corporation Public Company Limited to be a directly comparable transaction to the CDMA Business Disposal. Shin Corporation Public Company Limited is effectively a holding company, which holds non-mobile telecommunications services assets such as satellite, broadcasting, transportation and consumer finance businesses in addition to a controlling equity holding in Advanced Info Service Public Company Limited, Thailand’s largest mobile telecommunications services provider.
Furthermore, a set of only two precedent sale transactions is insufficient to provide a meaningful basis to undertake comparable acquisition multiple valuation analysis. Therefore, we do not consider comparable acquisition multiple analysis to be an appropriate valuation approach in this situation.

(4) Selection of 2007 EV/EBITDA Multiple Range
In order to estimate the appropriate 2007 EV/EBITDA multiple range, we have firstly taken into account the growth prospects, market position, competitive dynamics and regulatory environment facing the CDMA Business.
We note that the 2007 EV/EBITDA ratios of the comparable trading companies in Table 2 above cover a very wide range from 3.9x at the low end to 15.9x at the high end, with a mean 2007 EV/EBITDA ratio for all the Asian emerging markets comparable trading companies selected, based on the criteria set out above, of approximately 8.9x.
We have also considered, from a qualitative perspective, the implications on valuation of the use of CDMA technology by the CDMA Business, as all the selected comparable trading companies listed in Table 2 above, with the exception of Unicom and Reliance Communications Limited, predominantly use GSM technology. Mobile telecommunications services providers utilising CDMA technology may face certain challenges in competing with services providers utilising GSM technology. These challenges arise from the fact that the CDMA subscriber base is smaller than the GSM subscriber base globally. As a result, there are fewer manufacturers of CDMA network equipment and handsets, producing smaller volumes of CDMA network equipment and handsets. In the future, this could have an impact on the overall competitiveness of a CDMA-based telecommunications services provider.
Furthermore, we have taken into account the fact that the CDMA Business Disposal involves the passing of control of the CDMA Business from Unicom to Telecom and, as such, Unicom should receive a control premium over the valuation implied by the comparable companies trading multiple analysis.
As explained in the comparable acquisition multiple analysis above, we have an insufficient set of comparable sale transactions resulting in a change of control to provide a meaningful basis to estimate from this data what would be an appropriate control premium for the CDMA Business.
We note that China Mobile currently trades at a 2007 EV/EBITDA multiple of approximately 9.1x. Given that China Mobile enjoys clear market leadership position in terms of the size of its mobile subscriber base in the PRC and, as a result, significant scale benefits over the CDMA Business (as demonstrated by higher average revenue per user and profitability), we consider that the 9.1x 2007 EV/EBITDA multiple already represents a premium valuation metric for the CDMA Franchise.
However, given the scarcity of mobile telecommunications services companies in the PRC, we believe a strategic buyer such as Telecom should be willing to pay an even higher premium for the opportunity to acquire control of an operator such as the CDMA Franchise.
Based on the above factors, we consider a 2007 EV/EBITDA multiple range of between 9.0x to 11.0x to be appropriate for the CDMA Franchise, reflecting a full premium for control.

(5) Estimated Enterprise Value of the CDMA Franchise
Multiplying the estimated CDMA Franchise 2007 EBITDA of RMB9,958 million, based on Table 1 above, by our selected CDMA Franchise 2007 EV/EBITDA multiple valuation range of 9.0x to 11.0x, derives an estimated enterprise value range for the CDMA Franchise of between RMB89.6 billion and RMB109.5 billion.
(6) Estimated Enterprise Value of the CDMA Network
We note that Unicom Group does not publicly disclose financial information in relation to the CDMA Network. In the absence of public financial information detailing the earnings, assets and liabilities of the CDMA Network, we note that the announced cash consideration for the acquisition of the CDMA Network by Telecom Group from Unicom Group is RMB66.2 billion.
Based on our discussions with the management of Unicom and its advisers, we understand that the announced consideration for the CDMA Network was arrived at after arm’s length negotiations between Unicom Group and Telecom Group. Furthermore, we have been informed by the management of Unicom and its advisers that the figure of RMB66.2 billion is broadly in line with the depreciated book value of the CDMA Network. It is therefore reasonable to assume that the value of RMB66.2 billion assigned to the CDMA Network is a fair approximation of the economic value of the CDMA Network. We also note that, as part of the acquisition, Telecom Group will not assume any debt related to the CDMA Network. As such, the announced consideration of RMB66.2 billion can be assumed to be close to the enterprise value of the CDMA Network.
(7) Estimated Equity Value of the CDMA Business
After adjusting for the estimated enterprise value of the CDMA Network of RMB66.2 billion, we have estimated an equity value for the CDMA Business based on the assumptions set out below.
As disclosed in Appendix I to the Circular, we note that on a pro forma basis the CDMA Business had no financial debt and approximately RMB2,834 million of cash and cash equivalents as at 31 December 2007. As this is the most recent publicly disclosed information on the financial position of the CDMA Business, we have used this net cash figure for the purpose of estimating the equity value of the CDMA Business.
Based on our discussions with the management of Unicom and its advisers, we understand that the balance of cash and cash equivalents and the rights and obligations under contracts relating to the CDMA Business may change during the ordinary course of business of Unicom. However, we have been advised by the management of Unicom that any such change will not be significant for the purpose of evaluating the valuation range for the CDMA Business equity value.

We set out in Table 4 below a summary of our estimate of the range of equity values for the CDMA Business.

Table 4 Estimated CDMA Business Equity Valuation Range
Estimated CDMA Franchise 2007 EBITDA	RMB10.0 billion
Multiply: Selected 2007 EV/EBITDA multiple range	9.0x-11.0x
Estimated CDMA Franchise enterprise value range	RMB89.6-109.5 billion
Less: Estimated enterprise value of CDMA Network	RMB(66.2) billion
Estimated CDMA Business enterprise value range	RMB23.4-43.3 billion
Less: CDMA Business financial debt(1)	—
Add: CDMA Business cash and cash equivalents(1)	RMB2.8 billion
Estimated CDMA Business equity value range	RMB26.3-46.2 billion
Note: Any discrepancies between totals and sums or multiplications of individual amounts listed in the table above are due to rounding.
(1) Circular, Appendix I — “Unaudited Pro Forma Financial Information on Unicom.”
(b) Comparison of Value
In the next step of our analysis, we have compared the estimated CDMA Business equity value range shown in Table 4 above with the Consideration agreed to be paid in cash by Telecom for the CDMA Business. We note that the Consideration: (i) is subject to a price adjustment mechanism; and (ii) is payable in three instalments, as detailed in paragraph 3 of the Letter from the Board contained in the Circular. As such, we believe it is important to assess the impact on Unicom of these two features on the economic value of the Consideration.
(1) Price Adjustment Mechanism
The Consideration is subject to a price adjustment mechanism driven by: (i) the ratio of the CDMA Service Revenue for the six months ended 30 June 2008 (“R1”) over the CDMA Service Revenue for the six months ended 30 June 2007 (“R2”); and (ii) an adjustment factor of 2%. If the ratio of R1 to R2 represents at least 98%, meaning that the CDMA Service Revenue for the most recent interim period represents at least 98% of the CDMA Service Revenue for the comparable period last year, there will be no adjustment to the Consideration. In every other case, the Consideration will be adjusted by the ratio of R1 over R2 plus 2%.
While the CDMA Service Revenue for the six months ended 30 June 2007 was publicly disclosed in the 2007 interim report of Unicom, the CDMA Service Revenue for the six months ended 30 June 2008 has not been publicly disclosed as at the date of this letter. Therefore, it is not possible to determine what adjustment to the Consideration, if any, will actually result from the price adjustment mechanism based on publicly available information.

We have discussed the likely outcome of the price adjustment mechanism with the management of Unicom and have been told that the price adjustment mechanism is not expected to result in any adjustment to the Consideration.
As further support for this view, we have assessed the impact of the price adjustment mechanism on the Consideration based on the latest quarterly Unicom CDMA Service Revenue figures which have been publicly disclosed. The CDMA Service Revenue for the 3 months ended 31 March 2008 was approximately RMB6.8 billion (“Q1”), and approximately RMB6.7 billion for the same period last year (“Q2”), as disclosed in Unicom’s quarterly financial reports for the respective periods. If the price adjustment mechanism were applied to Unicom’s latest published quarterly numbers, we note that there would be no adjustment to the Consideration, as the ratio of Q1 to Q2 is approximately 101.9% and is therefore above the 98% threshold.
Based on the above, for the purpose of our analysis, we have assumed that there will be no adjustment to the Consideration as a result of the application of the price adjustment mechanism.
(2) Payment Schedule
The Consideration is payable in three instalments as follows:
(i) 70% of the Consideration is payable in cash on the Completion Date, or within three days after the Completion Date;
(ii) 20% of the Consideration is payable in cash within three days after the Delivery Date; and
(iii) the remaining 10% of the Consideration is payable in cash before the Final Date.
Whilst we cannot ascertain the exact timing of the Completion Date, Delivery Date and Final Date, based on our discussions with the management of Unicom and its advisers, the Delivery Date could be up to 60 days after the Completion Date, with the Final Date occurring approximately 130 days after the Delivery Date.
Given the Consideration payment schedule, we believe it is appropriate to look at the Consideration on a present value basis using discounted cash flow analysis as at the Completion Date, taking into account the time gap between the payment of each instalment.
Discounted cash flow analysis is a commonly used valuation methodology which determines the current value of a stream of cash flows at a specified rate of return, or discount rate. For the purpose of this illustrative analysis, based on our calculation of the expected rates of return for the comparable trading companies listed in Table 2 above, we estimate that a range of 10% to 12% is an appropriate range of discount rates to estimate the present value of the Consideration instalment payments.

We set out in Table 5 below the illustrative present value of the Consideration instalment payments for our estimated range of discount rates:

Table 5 Illustrative Present Value of the Consideration Instalments
			Consideration
			Instalment	Illustrative Present Value of
		Payment	Payments	Instalment Payments at Estimated
	Estimated Timing	Schedule	(RMB billion)	Discount Rates (RMB billion)
				10%	11%	12%
3-Days Post Completion Date	Day 3	70%	30.7	30.6	30.6	30.6
3-Days Post Delivery Date	Day 63	20%	8.8	8.6	8.6	8.6
Final Date	Day 190	10%	4.4	4.2	4.1	4.1
Total			43.8	43.4	43.4	43.4
Note: Any discrepancies between totals and sums or multiplications of individual amounts listed in the table above are due to rounding.
Based on the timing and size of the instalment payments as described above, we note that the timing of the instalments has a minimal impact on the overall Consideration in present value terms. Even assuming a 12% discount rate, at the top end of our estimated range of discount rates, the present value of the instalment payments as at the Completion Date would still amount to approximately RMB43.4 billion (the “Adjusted Consideration”). The impact on the Consideration is minimal given that: (i) 70% of the Consideration is payable on the Completion Date, or within three days after the Completion Date; and (ii) the overall timing between the Completion Date and the Final Date is relatively short.
(3) Comparison of Estimated CDMA Business Equity Value and Adjusted Consideration
As discussed above, we note that: (i) our estimated range for the CDMA Business equity value of RMB26.3-46.2 billion was derived after applying a premium valuation multiple to the CDMA Franchise; and (ii) we have not taken into account the network operating costs in our calculation of the CDMA Franchise EBITDA and we have therefore potentially overestimated the equity value of the CDMA Business.
Even after taking into account these two factors, we note that under the illustrative scenario described above, the Adjusted Consideration of RMB43.4 billion for the CDMA Business compares favourably to the estimated equity value range of RMB26.3-46.2 billion derived in Table 4 above.
(c) Assessment of the Termination of the Unicom CDMA Lease
Based on our discussions with the management of Unicom, we consider that the Unicom CDMA Lease is of value to Unicom insofar as it enables Unicom to generate ongoing income from the CDMA Business. Without the Unicom CDMA Lease, Unicom would not be able to operate the CDMA Business.

We note that, in the comparable companies trading multiple analysis summarised above, by applying comparable EV/EBITDA multiples to the CDMA Franchise EBITDA, we make the underlying assumption that the CDMA Business and its EBITDA generation capability will continue as a going concern. Therefore, we consider that our estimation of the value of the CDMA Business implies a continuation of the Unicom CDMA Lease and is inclusive of its value.
Although Unicom and Telecom have not assigned a specific value to the termination of the Unicom CDMA Lease, since the Adjusted Consideration compares favourably to our estimate of the value of the CDMA Business, we consider that Unicom is being properly compensated for the termination of the Unicom CDMA Lease.
(d) Assessment of the Waiver of the CDMA Network Purchase Option
We have reviewed and discussed with the management of Unicom the terms of the Unicom CDMA Lease and analysed the likely value of the option to purchase the CDMA Network. The Unicom CDMA Lease provides that the purchase price for the CDMA Network shall be negotiated between Unicom New Horizon and CUCL on the basis of the appraised value of the CDMA Network determined in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors. The purchase price is subject to a cap, which would enable Unicom New Horizon to recover the network construction costs, together with an internal rate of return on its investment of 8% per year.
We note that the valuation methodologies used by an appraiser in accordance with PRC laws and regulations would usually include discounted earnings analysis, asset replacement cost analysis, and current market price analysis. These valuation methodologies seek to estimate the economic or fundamental value of the assets.
Although an appraisal of the CDMA Network was not conducted in determining the consideration to be paid by Telecom Group for the asset, based on our discussions with the management of Unicom and its advisers, the announced consideration of RMB66.2 billion for the acquisition of the CDMA Network by Telecom Group was arrived at after arm’s length negotiations between Unicom Group and Telecom Group, and is broadly in line with the depreciated book value of the CDMA Network. It is therefore reasonable to assume that RMB66.2 billion is a fair approximation of the economic value of the CDMA Network.
Further, based on our discussions with the management of Unicom and our review of the relevant documents, we note that the cap on the purchase price of the CDMA Network under the Unicom CDMA Lease would be significantly above the announced consideration of RMB66.2 billion.
Based on the above, we believe that the actual purchase price payable by CUCL to Unicom New Horizon if the CDMA Network Purchase Option were to be exercised, would be the economic value of the CDMA Network. On this basis, the CDMA Network cannot be purchased by Unicom at a discount to its economic or fair value and, therefore, we believe that the CDMA Network Purchase Option has no significant financial value to Unicom.

15. SUMMARY
To summarise, we have taken into consideration, amongst other things, the results of our work referred to above and the following principal factors and reasons, which we believe are material based on our discussions with the management of Unicom:
(i) the background to, and the potential strategic and financial benefits of the CDMA Business Disposal as identified by Unicom, which are set out in greater detail in the Letter from the Board contained in the Circular;
(ii) the representation of Unicom’s management that the terms of the CDMA Business Disposal Agreement, the Option Waiver and Lease Termination Agreement, the Transfer Agreement and the CDMA Network Disposal Agreement were negotiated on an arm’s length basis;
(iii) the fact that the Adjusted Consideration of RMB43.4 billion compares favourably to our estimated valuation range for the CDMA Business of approximately RMB26.3-46.2 billion, based on the trading multiple analysis described above;
(iv) our assumption that, from a financial point of view, our estimated valuation range for the CDMA Business of approximately RMB26.3-46.2 billion is inclusive of the value of the Unicom CDMA Lease for the reasons stated above; and
(v) our assumption that, from a financial point of view, the CDMA Network Purchase Option has no significant financial value to Unicom.
Based upon and subject to the foregoing and such other matters as we consider relevant, and as at the date of this letter, we are of the opinion that the terms and conditions of the Transfer Agreement are on normal commercial terms, are fair and reasonable, and are in the interests of Unicom and the Unicom Shareholders as a whole. Accordingly, we advise the Independent Board Committee to recommend the Independent Unicom Shareholders to vote in favour of the resolution numbered 2 set out in the notice of the EGM and we advise the Independent Unicom Shareholders to vote in favour of the resolution numbered 2 set out in the notice of the EGM. Given that the CDMA Business Disposal is not in the ordinary and usual course of business of Unicom, we are of the opinion that the entering into of the Transfer Agreement is also not in the ordinary and usual course of business of Unicom.
The opinion set forth herein is based solely on public information and information provided to us by Unicom and its advisers.

Yours faithfully,for and on behalf of MERRILL LYNCH (ASIA PACIFIC) LIMITED Kalpana Desai Managing Director

APPENDIX I UNAUDITED PRO FORMA FINANCIAL INFORMATION ON UNICOM
A. UNAUDITED PRO FORMA FINANCIAL INFORMATION
Introduction
The following unaudited pro forma consolidated balance sheet, consolidated income statement and consolidated cash flow statement of the Group (collectively referred to as the “Unaudited Pro Forma Financial Information”) as of and for the year ended 31 December 2007 have been prepared on the basis of the notes set out below for the purpose of illustrating the effect of the CDMA Business Disposal.
The following Unaudited Pro Forma Financial Information has been prepared as if the CDMA Business Disposal had taken place on 31 December 2007 for the unaudited pro forma consolidated balance sheet, and on 1 January 2007 for the unaudited pro forma consolidated income statement and consolidated cash flow statement. The Unaudited Pro Forma Financial Information has been prepared for illustrative purposes only and because of its hypothetical nature, it may not give a true picture of the financial position, results of operations and cash flows of the Group had the CDMA Business Disposal been completed as at 31 December 2007 or 1 January 2007 respectively or at any future dates.
The Unaudited Pro Forma Financial Information should be read in conjunction with other financial information included elsewhere in this Circular.

Unaudited Pro Forma Consolidated Balance Sheet of the Group
As at 31 December 2007
(All amounts in RMB million unless otherwise stated)

					Adjusted
					amount
		Pro Forma Adjustments			after the
			Other		CDMA
		CDMA	pro forma		Business
	The Group	Business	adjustments	Note	Disposal
	Note 1	Note 2

ASSETS
Non-current assets
Property, plant and equipment	116,162	(2,823)			113,339
Goodwill	3,144	—	(373)	3	2,771
Other assets	12,855	(2,960)			9,895
Deferred income tax assets	427	(37)	18	4	408

	132,588	(5,820)			126,413

Current assets
Inventories	2,528	(1,765)			763
Accounts receivable, net	3,211	(1,323)			1,888
Prepayments and other current assets	3,517	(849)			2,668
Amounts due from related parties	109	—			109
Amounts due from Domestic Carriers	150	—	13,140	5	13,290
Short-term bank deposits	644	—			644
Cash and cash equivalents	6,675	(2,834)	30,660	5	34,501

	16,834	(6,771)			53,863

Total Assets	149,422	(12,591)			180,276

Unaudited Pro Forma Consolidated Balance Sheet of the Group (continued)
As at 31 December 2007
(All amounts in RMB million unless otherwise stated)

					Adjusted
					amount
		Pro Forma Adjustments			after the
			Other		CDMA
		CDMA	pro forma		Business
	The Group	Business	adjustments	Note	Disposal
	Note 1	Note 2

EQUITY
Capital and reserves attributable to Unicom’s equity holders
Share capital	1,437	—			1,437
Share premium	64,320	—			64,320
Reserves	3,968	—			3,968
Equity of CDMA Business (net assets)	—	(4,669)	4,669	6(a)	—
Retained profits
- Proposed final dividend	2,727	—			2,727
- Others	24,761	—	24,962	6	49,723

	97,213	(4,669)			122,175

Minority interest in equity	4	(4)			—

Total equity	97,217	(4,673)			122,175

Unaudited Pro Forma Consolidated Balance Sheet of the Group (continued)
As at 31 December 2007
(All amounts in RMB million unless otherwise stated)

					Adjusted
					amount
		Pro Forma Adjustments			after the
			Other		CDMA
		CDMA	pro forma		Business
	The Group	Business	adjustments	Note	Disposal
	Note 1	Note 2

LIABILITIES
Non-current liabilities
Long-term bank loans	1,661	—	(1,461)	7	200
Obligations under finance leases	4	—			4
Deferred income tax liabilities	6	—			6
Deferred revenue	1,302	(609)	481	6(b)	1,174

	2,973	(609)			1,384

Current liabilities
Payables and accrued liabilities	32,032	(2,476)	100	6(c)	29,656
Taxes payable	1,240	(10)	12,707	6(c)	13,937
Amounts due to Unicom Group	821	—			821
Amounts due to related parties	770	—			770
Amounts due to Domestic Carriers	600	—			600
Current portion of long-term bank loans	2,191	—	1,461	7	3,652
Current portion of obligations under finance leases	1	—			1
Advances from customers	11,577	(4,823)	526	6(b)	7,280

	49,232	(7,309)			56,717

Total liabilities	52,205	(7,918)			58,101

Total equity and liabilities	149,422	(12,591)			180,276

Notes to the Unaudited Pro Forma Consolidated Balance Sheet of the Group
1. The audited consolidated balance sheet of the Group as at 31 December 2007 has been extracted from the audited consolidated financial statements of the Group for the year ended 31 December 2007.
2. The adjustment represents the carrying value of the assets and liabilities proposed to be disposed of as at 31 December 2007, in accordance with the CDMA Business Disposal Agreement, including:
(a) Assets and liabilities of the CDMA Business of CUCL, which are within the scope of the CDMA Business Disposal Agreement;
(b) All the assets and liabilities of Unicom Huasheng Telecommunications Technology Company Limited and China Unicom (Macau) Company Limited; and
(c) The telecommunications network assets and other assets in certain regions to be sold to Telecom, according to the scope of the CDMA Business Disposal Agreement, including certain jointly used CDMA base stations/auxiliary facilities and sales offices. The scope and net carrying value of such network assets and other assets are estimated based on the initial agreement between Unicom and Telecom, which might be different from the value of detailed items of the CDMA Business as agreed in the final list on or before the Delivery Date, in accordance with the completion plan set out in the CDMA Business Disposal Agreement.
3. The adjustment represents the derecognition of goodwill attributable to the CDMA Business arising from the acquisitions of Unicom New Century Telecommunications Co., Ltd. and Unicom New World Telecommunications Co., Ltd. in the past. The carrying value of such goodwill amounted to approximately RMB373 million as at 31 December 2007.
4. The adjustment represents the effect on the reversal of deferred income tax assets in relation to the CDMA Business and the recognition of deferred income tax assets arising from the recognition of deferred revenue and advance from customers (refer to Note 6(b) below) upon the completion of the CDMA Business Disposal. As at 31 December 2007, deferred income tax assets of the Group include the amount recognised for certain temporary differences of the CDMA Business, including provision for doubtful debts and write down of inventories to net realisable values. Upon the completion of the CDMA Business Disposal, these deferred tax assets will be realised upon the sale of the related assets and liabilities of the CDMA Business to Telecom.
5. The adjustment represents the cash received and amount receivable arising from the CDMA Business Disposal as at 31 December 2007. Pursuant to the CDMA Business Disposal Agreement, assuming the CDMA Business Disposal had taken place on 31 December 2007, it is assumed that the Group would have received 70% of the Consideration of RMB43.8 billion in cash on that date, and remaining 30% of the Consideration shall be accounted for as a receivable from Telecom which is included in the Amounts due from Domestic Carriers.
6. The adjustment represents the estimated gain on the CDMA Business Disposal. The gain is calculated based on the Consideration of RMB43.8 billion after deduction of the following:
(a) Carrying value of the net assets of the CDMA Business in accordance with the CDMA Business Disposal Agreement (refer to note 2 above) as at 31 December 2007 and the goodwill attributable to the CDMA Business (refer to note 3 above);

(b) Estimated value of the support services which the Group is committed to provide to Telecom during the transitional period to the Final Date (“Transitional Period”) or after the Completion Date at no additional cost to Telecom. Such services include the use of certain telecommunications equipment, properties and information technology services in certain regions. The value of such services is estimated by the Group based on the costs of the underlying equipment or properties plus a margin. The estimated value of these services may change upon the finalisation of the list of specific items to be used by Telecom. The estimated value of such services is recorded as deferred revenue (services to be provided over one year) and advances from customers (services to be provided within one year) in the unaudited pro forma consolidated balance sheet based on the estimated service period; and
(c) Estimated transaction costs and taxes attributable to the CDMA Business Disposal. The taxable income of the Group arising from the CDMA Business Disposal is calculated based on the tax regulations and tax rate of 33% applicable to CUCL for the year ended 31 December 2007. In addition, management of the Group is applying to the tax authorities for exemption from certain taxes other than the income tax applicable to the gain from the CDMA Business Disposal, including value-added tax, business tax and stamp duty. However, since such approval has not been obtained, the exemption from such taxes has not been considered in the preparation of the Unaudited Pro Forma Financial Information.
The gain expected to be recognised in the consolidated income statement of the Group upon the completion of the CDMA Business Disposal will be different from the estimated gain disclosed above due to (i) possible adjustment to the Consideration to be made in accordance with the price adjustment mechanism, set out in paragraph 3 headed “CDMA Business Disposal — Consideration” in the Letter from the Board in the Circular (“Price Adjustment Mechanism”), (ii) possible adjustment to the detailed items of the CDMA Business as agreed in the final list on or before the Delivery Date, in accordance with the completion plan set out in the CDMA Business Disposal Agreement, (iii) the changes in estimated transaction costs and taxes to be incurred in the CDMA Business Disposal, (iv) the changes in value of net assets of the CDMA Business from 31 December 2007 to the Completion Date, and (v) the changes in the above estimated value of support services to be provided to Telecom at no additional consideration.
7. Pursuant to the long-term syndicated USD loan agreement entered into between Unicom and 13 financial institutions, if the Group has any disposal with consideration exceeding the permitted disposal limit as defined in the agreement, a mandatory prepayment of the outstanding loans and accrued interest is required on the later of (i) 60 business days as defined in the agreement after the date of completion of the disposal and (ii) the last day of the interest payment period of the loans outstanding on the date of completion. Assuming the CDMA Business Disposal had been completed on 31 December 2007, Unicom should repay the outstanding loan and accrued interest in accordance with the above requirement. Accordingly, the related long-term bank loans are reclassified as current portion of long-term bank loans.
8. Pursuant to the CDMA Business Disposal Agreement, CUCL and Telecom will each own certain Jointly Used CDMA Network Assets after completion of the CDMA Business Disposal. CUCL and Telecom expect to enter into separate agreement(s) with respect to the operation of the Jointly Used CDMA Network Assets in accordance with the principles set out in the CDMA Business Disposal Agreement. In accordance with HKFRS, when services of a similar nature and value are exchanged, the exchange is not regarded as a transaction which generates revenue. Management estimates that the above exchange of use of common telecommunications facilities is of a similar nature and value. Therefore, such arrangement is not expected to have a significant impact on the Group’s consolidated financial statements.

Unaudited Pro Forma Consolidated Income Statement of the Group
For the year ended 31 December 2007
(All amounts in RMB million unless otherwise stated)

					Adjusted
					amount
		Pro Forma Adjustments			after the
			Other		CDMA
		CDMA	pro forma		Business
	The Group	Business	adjustments	Note	Disposal
	Note 1	Note 2

Revenue (Turnover)	99,539	(32,618)	752	3, 4	67,673

Leased lines and network capacities	(9,135)	8,487			(648)
Interconnection charges	(10,907)	3,553	(1,209)	3, 5	(8,563)
Depreciation and amortisation	(22,677)	1,012	(390)	5	(22,055)
Employee benefit expenses	(7,140)	1,824			(5,316)
Selling and marketing	(19,681)	8,913			(10,768)
General, administrative and other expenses	(14,639)	3,569			(11,070)
Cost of telecommunications products sold	(5,032)	4,801			(231)
Financial gains/(costs)	87	15	(54)	6	48
Interest income	186	(15)			171
Realised loss on changes in fair value of derivative component of convertible bonds	(569)	—			(569)
Other gains — net	2,923	(7)			2,916

Profit before income tax	12,955	(466)			11,588
Income tax expenses	(3,654)	272	298	7	(3,084)

Profit for the year	9,301	(194)

Continuing operations — Profit for the year from continuing operations					8,504
Discontinued operations — Profit for the year from discontinued operations			25,439	8	25,439

Profit for the year					33,943

Notes to the Unaudited Pro Forma Consolidated Income Statement of the Group
1. The audited consolidated income statement of the Group for the year ended 31 December 2007 has been extracted from the audited consolidated financial statements of the Group for the year ended 31 December 2007.
2. The adjustment represents the operating results of the CDMA Business proposed to be disposed of for the year ended 31 December 2007, in accordance with the CDMA Business Disposal Agreement, including:
(a) Revenue, costs and expenses of the CDMA Business of CUCL for the year ended 31 December 2007, which are within the scope of the CDMA Business Disposal Agreement;
(b) Revenue, costs and expenses of Unicom Huasheng Telecommunications Technology Company Limited and China Unicom (Macau) Company Limited; and
(c) Depreciation charges and maintenance expenses of the telecommunications network assets and other assets (refer to note 2(c) to the unaudited pro forma consolidated balance sheet) included in the scope of the CDMA Business Disposal Agreement for the year ended 31 December 2007.
3. The adjustment represents interconnection revenue and charges between the Group and CDMA Business for the year ended 31 December 2007. Pursuant to the CDMA Business Disposal Agreement, interconnection settlement between GSM business of the Group and the CDMA Business to be disposed of will be based on the standards established by the Ministry of Industry and Information Technology (former Ministry of Information Industry) after the Transitional Period, resulting in a corresponding increase of interconnection revenue and charges of the Group.
4. The adjustment represents the realisation of deferred revenue for the year ended 31 December 2007 from the provision of the use of certain telecommunications equipment, properties, and the provision of information technology services to Telecom by the Group during the Transitional Period or after the Completion Date pursuant to the CDMA Business Disposal Agreement.
5. The adjustment represents the adjustment of the depreciation expenses of long distance business allocated to the CDMA Business by the Group and intersegment charges to the CDMA Business by the long distance, data and Internet business of the Group.
Prior to the completion of the CDMA Business Disposal, the CDMA Business bore part of the depreciation expenses and settled inter-segment charges with long distance, data and Internet business for its usage of the transmission lines in accordance with the Group’s intersegment settlement policies. Since the depreciation expenses and intersegment charges included in the operating results of the CDMA Business had been eliminated in the consolidated income statement of the Group, such depreciation expenses and intersegment charges of the CDMA Business are also eliminated in the preparation of the Unaudited Pro Forma Financial Information.
6. The adjustment represents the reduction of interest expenses and exchange gains arising from the prepayment of outstanding loans due to the CDMA Business Disposal. Assuming the CDMA Business Disposal had taken place on 1 January 2007, Unicom will have to repay the outstanding loans amounting to US$500 million in May 2007.
7. The adjustment represents the increase in income tax provision of the Group arising from the above pro forma adjustments, which is calculated based on the tax regulations and tax rate of 33% applicable to CUCL for the year ended 31 December 2007.

8. The adjustment represents the estimated gain on the CDMA Business Disposal, which is calculated based on the Consideration of RMB43.8 billion after deduction of the followings:
(a) Carrying value of the net assets of the CDMA Business in accordance with the CDMA Business Disposal Agreement (refer to note 2 to the unaudited pro forma consolidated balance sheet for the scope) and the goodwill attributable to the CDMA Business (refer to note 3 to the unaudited pro forma consolidated balance sheet) as at 1 January 2007;
(b) Estimated value of the support services which the Group is committed to provide to Telecom during the Transitional Period or after the Completion Date at no additional cost to Telecom. Please refer to note 6(b) to the unaudited pro forma consolidated balance sheet; and
(c) Estimated transaction costs and taxes attributable to the CDMA Business Disposal. Please refer to note 6(c) to the unaudited pro forma consolidated balance sheet.
The gain expected to be recognised in the consolidated income statement of the Group upon the completion of the CDMA Business Disposal will be different from the estimated gain disclosed above due to (i) possible adjustment to the Consideration to be made in accordance with the Price Adjustment Mechanism, (ii) possible adjustment to the detailed items of the CDMA Business as agreed in the final list on or before the Delivery Date, in accordance with the completion plan set out in the CDMA Business Disposal Agreement, (iii) the changes in estimated transaction costs and taxes to be incurred in the CDMA Business Disposal, (iv) the changes in value of net assets of the CDMA Business from 1 January 2007 to the Completion Date, and (v) the changes in the above estimated value of support services to be provided to Telecom at no additional consideration.
9. Pursuant to the CDMA Business Disposal Agreement, CUCL and Telecom will each own certain Jointly Used CDMA Network Assets after completion of the CDMA Business Disposal. CUCL and Telecom expect to enter into separate agreement(s) with respect to the operation of the Jointly Used CDMA Network Assets in accordance with the principles set out in the CDMA Business Disposal Agreement. Management estimates that the above exchange of use of common telecommunications facilities is of a similar nature and value. Therefore, such arrangement is not expected to have a significant impact on the Group’s operating results. Please refer to note 8 to the unaudited pro forma consolidated balance sheet.

Unaudited Pro Forma Consolidated Cash Flow Statement of the Group
For the year ended 31 December 2007
(All amounts in RMB million unless otherwise stated)

					Adjusted
					amount
		Pro Forma Adjustments			after the
			Other		CDMA
		CDMA	pro forma		Business
	The Group	Business	adjustments	Note	Disposal
	Note 1	Note 2

Cash flows from operating activities
Cash generated from operations	36,836	(1,133)			35,703
Interest received	189	(15)			174
Interest paid	(498)	—	108	5	(390)
Income tax paid	(4,195)	—			(4,195)

Cash inflows from operating activities of continuing operations	32,332	(1,148)			31,292
Cash inflows from operating activities of discontinued operations	—	—			—

Net cash inflow from operating activities	32,332	(1,148)			31,292

Cash flows from investing activities
Purchase of property, plant and equipment	(21,502)	—			(21,502)
Proceeds from sale of property, plant and equipment	82	—			82
Consideration for purchase of entity under common control	(880)	—			(880)
Increase in short-term bank deposits	(448)	—			(448)
Purchase of other assets	(2,219)	—			(2,219)

Cash outflows from investing activities of continuing operations	(24,967)	—			(24,967)
Cash inflows from investing activities of discontinued operations	—	—	43,800	3	43,800

Net cash (outflow)/inflow from investing activities	(24,967)	—			18,833

Unaudited Pro Forma Consolidated Cash Flow Statement of the Group (continued)
For the year ended 31 December 2007
(All amounts in RMB million unless otherwise stated)

					Adjusted
					amount
		Pro Forma Adjustments			after the
			Other		CDMA
		CDMA	pro forma		Business
	The Group	Business	adjustments	Note	Disposal
	Note 1	Note 2

Cash flows from financing activities
Proceeds from exercise of share options	313	—			313
Repayment of short-term bonds	(6,970)	—			(6,970)
Repayment of long-term bank loans	(3,991)	—	(3,845)	4	(7,836)
Dividends paid to Unicom’s equity holders	(2,285)	—			(2,285)

Cash outflows from financing activities of continuing operations	(12,933)	—			(16,778)
Cash outflows from financing activities of discontinued operations	—	—			—

Net cash outflows from financing activities	(12,933)	—			(16,778)

Cash flows from continuing operations	(5,568)	(1,148)			(10,453)
Cash flows from discontinued operations	—	—			43,800

Net (decrease)/ increase in cash and cash equivalents	(5,568)	(1,148)			33,347
Cash and cash equivalents, beginning of year	12,243	(1,686)			10,557

Cash and cash equivalents, end of year	6,675	(2,834)			43,904

Analysis of the balances of cash and cash equivalents:
Cash balances	4	—			4
Bank balances	6,671	(2,834)			43,900

	6,675	(2,834)			43,904

Notes to the Unaudited Pro Forma Consolidated Cash Flow Statement of the Group
1. The audited consolidated cash flow statement of the Group for the year ended 31 December 2007 has been extracted from the audited consolidated financial statements of the Group for the year ended 31 December 2007.
2. The adjustment represents the cash flows of the CDMA Business pursuant to the CDMA Business Disposal Agreement for the year ended 31 December 2007.
3. The adjustment represents the Consideration received from the CDMA Business Disposal during the year ended 31 December 2007. Assuming the CDMA Business Disposal had been completed on 1 January 2007, it is assumed that the first instalment, being 70% of the Consideration, would have been paid in cash on that day. The second instalment, being 20% of the Consideration, shall be payable in cash within three days after the Delivery Date, which will take place within 60 days after the Completion Date. The final instalment, being the remaining 10% of the Consideration, is payable in cash before the Final Date. In addition, management has assumed that the income tax payable in relation to the CDMA Business Disposal would be paid after 31 December 2007 upon the filing of 2007 income tax return.
4. The adjustment represents the decrease in cash flow arising from the prepayment of outstanding loans upon the CDMA Business Disposal. Assuming the CDMA Business Disposal had taken place on 1 January 2007, Unicom would have had to prepay the outstanding loans amounting to USD500 million in May 2007.
5. The adjustment represents the decrease in interest payment arising from the prepayment of the outstanding loans upon the CDMA Business Disposal as mentioned in note 4 above.
Except for the aforesaid, no other adjustments have been made to reflect any trading results or other transactions of the Group and the CDMA Business entered into subsequent to 31 December 2007 or 1 January 2007. Pursuant to the CDMA Business Disposal Agreement, the Consideration will be adjusted in accordance with the Price Adjustment Mechanism. The potential price adjustment is not considered in the preparation of the Unaudited Pro Forma Financial Information.

B. ACCOUNTANT’S REPORT ON THE UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE GROUP
The following is the text of a report received from PricewaterhouseCoopers, Certified Public Accountants, Hong Kong, for the purpose of incorporation in this Circular.
ACCOUNTANT’S REPORT ON UNAUDITED PRO FORMA FINANCIAL INFORMATION TO THE DIRECTORS OF CHINA UNICOM LIMITED
We report on the unaudited pro forma financial information set out on pages I-1 to I-12 under the heading of “Unaudited Pro Forma Financial Information on Unicom” (the “Unaudited Pro Forma Financial Information”) in Appendix I of the circular dated 1 August 2008 (the “Circular”) of China Unicom Limited (the “Company”), in connection with the proposed disposal of the CDMA business (the “Transaction”) by the Company. The Unaudited Pro Forma Financial Information has been prepared by the directors of the Company, for illustrative purposes only, to provide information about how the Transaction might have affected the relevant financial information of the Company and its subsidiaries (hereinafter collectively referred to as the “Group”). The basis of preparation of the Unaudited Pro Forma Financial Information is set out on pages I-1 to I-12 of the Circular.
Respective Responsibilities of Directors of the Company and the Reporting Accountant
It is the responsibility solely of the directors of the Company to prepare the Unaudited Pro Forma Financial Information in accordance with Rule 4.29 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and Accounting Guideline 7 “Preparation of Pro Forma Financial Information for Inclusion in Investment Circulars” issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”).
It is our responsibility to form an opinion, as required by Rule 4.29(7) of the Listing Rules, on the Unaudited Pro Forma Financial Information and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the Unaudited Pro Forma Financial Information beyond that owed to those to whom those reports were addressed by us at the dates of their issue.
Basis of Opinion
We conducted our engagement in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 300 “Accountants’ Reports on Pro Forma Financial Information in Investment Circulars” issued by the HKICPA. Our work, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the audited consolidated balance sheet of the Group as at 31 December 2007, audited consolidated income statement and cash flow statement of the Group for the year ended 31 December 2007 with the audited consolidated financial statements of the Group for the year ended 31 December 2007 as set out in 2007 Annual Report of the Company dated 27 March 2008, considering the evidence supporting the adjustments and discussing the Unaudited Pro Forma Financial Information with the directors of the Company.
We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the Unaudited Pro Forma Financial Information has been properly compiled by the directors of the Company on the basis stated, that such basis is consistent with the accounting policies of the Group and that the adjustments are appropriate for the purposes of the Unaudited Pro Forma Financial Information as disclosed pursuant to Rule 4.29(1) of the Listing Rules.
Our work has not been carried out in accordance with the auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.
The Unaudited Pro Forma Financial Information is for illustrative purposes only, based on the judgements and assumptions of the directors of the Company, and, because of its hypothetical nature, does not provide any assurance or indication that any event will take place in the future and may not be indicative of:
—	the financial position of the Group as at 31 December 2007 or any future date, or

—	the results and cash flows of the Group for the year ended 31 December 2007 or any future periods.
Opinion
In our opinion:
a) the Unaudited Pro Forma Financial Information has been properly compiled by the directors of the Company on the basis stated;
b) such basis is consistent with the accounting policies of the Group; and
c) the adjustments are appropriate for the purposes of the Unaudited Pro Forma Financial Information as disclosed pursuant to Rule 4.29(1) of the Listing Rules.
PricewaterhouseCoopers
Certified Public Accountants
Hong Kong, 1 August 2008

APPENDIX II ADDITIONAL FINANCIAL INFORMATION ON UNICOM
A. INDEBTEDNESS
At the close of business on 30 June 2008, being the latest practicable date for the purpose of this indebtedness statement, the Group had the following outstanding borrowings:

Bank loans	Interest rate and final maturity	RMB million

— Renminbi denominated	Interest rate was 3.60% per annum with maturity through 17 July 2010	200

— US dollar denominated	Interest rates ranging from 3.46% to 3.55% per annum with maturity through 26 September 2010	3,430

Finance lease obligations		3

		3,633

Less: Current portion of long-term bank loans and finance lease obligations		(2,058)

Long-term portion of long-term bank loans and finance lease obligations		1,575

All the bank loans as at 30 June 2008 were unsecured.
At the close of business on 30 June 2008, the Group had operating lease commitments amounting to approximately RMB8.8 billion of which approximately RMB3.5 billion was related to the CDMA network capacity leasing.
Save as aforesaid and apart from intra-group liabilities, the Group did not have, at the close of business on 30 June 2008, any material outstanding liabilities or any mortgages, charges, debentures, loan capital issued and outstanding or authorised or otherwise created but unissued, bank overdrafts, loans, liabilities under acceptance or other similar indebtedness, hire purchase and finance lease commitments or any guarantees or other material contingent liabilities.
The completion of the CDMA Business Disposal will give rise to a mandatory prepayment under the terms of the syndicated loan agreement relating to a syndicated term loan facility granted to Unicom, which is included in the long-term portion of long-term bank loans and finance lease obligations in the table of indebtedness set out above. If a waiver of such prepayment is not granted by the lenders to Unicom, Unicom will be required to prepay the entire principal amount outstanding under such loan facility, together with accrued interest, upon the completion of CDMA Business Disposal. The principal amount outstanding under such loan facility is expected to be US$200 million at the time the CDMA Business Disposal is completed and, under the terms of the syndicated loan agreement, such amount is otherwise scheduled for repayment in September 2010. If Unicom is required to prepay the outstanding principal amount as stated above, it expects to have sufficient cash resources available to fund such payment.

B. WORKING CAPITAL
Taking into account the net proceeds to be received from the CDMA Business Disposal and the financial resources available to the Group, including the internally generated funds and the available banking facilities, the Directors are of the opinion that the Group will have sufficient working capital for its present requirements, that is, for at least the next 12 months from the date of this Circular.
C. NO MATERIAL ADVERSE CHANGE
On 2 June 2008, the board of directors of Unicom and China Netcom jointly announced that Unicom formally presented proposals to the board of directors of China Netcom to put forward to the shareholders of China Netcom to consider the merger of Unicom and China Netcom by way of a scheme of arrangement of China Netcom under Section 166 of the Hong Kong Companies Ordinance. Please refer to the announcement jointly issued by Unicom and China Netcom on 2 June 2008 for further details.
On 27 July 2008, Unicom and CUCL entered into the CDMA Business Disposal Agreement to sell the CDMA Business to Telecom for a Consideration of RMB43.8 billion (approximately HK$50.1 billion), which is subject to adjustment. The CDMA Business Disposal is a separate and independent transaction from the proposed merger of Unicom and China Netcom. Please refer to the Letter from the Board for further details.
Save as disclosed above, the Directors are not aware of any material changes in the financial or trading position of the Group since 31 December 2007, being the date to which the latest audited financial statements of the Group were made up.

D. FINANCIAL AND TRADING PROSPECTS OF THE GROUP
China’s telecommunications industry has undergone rapid growth and recently become the largest market in the world in terms of number of fixed-line and wireless subscribers. Relatively low penetration rates, combined with robust macroeconomic conditions, are expected to result in sustainable and rapid growth of the industry over the next few years.
In response to the changes in the competitive landscape and regulatory policies in China’s telecommunications industry, operators are seeking restructuring opportunities. Upon the completion of the restructuring initiatives contemplated in the Telecoms Restructuring Announcement, there will be three main telecommunications operators with more comparable scale and resources, and with capability to offer fully integrated telecommunication services. This is expected to lead to a more balanced competitive environment and a better resource allocation within China’s telecommunications industry. In addition, the expected issuance of 3G wireless licenses should result in new opportunities for Unicom and other telecommunications operators.
Unicom has agreed to dispose of its CDMA business to Telecom. If the proposed transaction is completed, Unicom will be able to better allocate its financial, operating and management resources and better execute its branding, customer, network and technology strategies. This will enable Unicom to become one of the leading telecommunication operators in China. The Directors believe the transaction will have the following positive impact on Unicom’s financial and business prospects.
If the proposed transaction is completed, Unicom will discontinue its CDMA business operations and will focus on the development of its GSM and future 3G businesses. With the planned expansion of network coverage, improvement of transmission capacity and service quality, Unicom expects to enhance its competitive advantage in GSM business. In parallel, investment in research and development of 3G services facilitates Unicom to make a smooth transition from GSM to 3G technology, and helps it to establish leading 3G services in China if the license is obtained. Improved capabilities in both GSM and future 3G businesses are expected to enable Unicom to effectively increase its subscriber base, market share and proportion of medium and high-end users, and thus achieve a stable revenue growth. The cash proceeds from the sale of the CDMA business are expected to be invested to support the ongoing development and optimization of GSM and broadband networks, and improve service quality and competitiveness of GSM and broadband businesses.
The Directors expect that the disposal of the CDMA Business to Telecom will enable Unicom to optimise the allocation of Unicom’s financial and strategic resources, develop a more focused strategy, improve overall competency and increase shareholder value.

APPENDIX III GENERAL INFORMATION
1. RESPONSIBILITY STATEMENT
This Circular includes particulars given in compliance with the Hong Kong Listing Rules for the purpose of giving information with regard to Unicom. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this Circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief there are no other facts the omission of which would make any statement in this Circular misleading.
2. DISCLOSURE OF INTERESTS
As at the Latest Practicable Date, the following Directors and chief executive of Unicom had, or were deemed to have, interests or short positions in the Unicom Shares, underlying Unicom Shares or debentures of Unicom or any of its associated corporations (within the meaning of Part XV of the SFO) which were required to be notified to Unicom and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they were deemed or taken to have under such provisions of the SFO), or which are required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which are required, pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers contained in the Hong Kong Listing Rules, to be notified to Unicom and the Hong Kong Stock Exchange:

				Number of	% of Total
				Outstanding	Issued
		Date of Grant of	Exercise	Unicom	Unicom
Name of Director	Capacity and Nature	Unicom Options	Price	Options(1)(2)	Shares

Chang Xiaobing	Beneficial owner (Personal)	21 December 2004	HK$6.20	526,000
		15 February 2006	HK$6.35	800,000

				1,326,000	0.010%

Tong Jilu	Beneficial owner (Personal)	30 June 2001	HK$15.42	292,000
		20 July 2004	HK$5.92	92,000
		15 February 2006	HK$6.35	500,000

	Beneficial owner (Spouse)	20 July 2004	HK$5.92	32,000
		15 February 2006	HK$6.35	40,000

				956,000	0.007%

Li Gang	Beneficial owner (Personal)	15 February 2006	HK$6.35	500,000	0.004%

Zhang Junan	Beneficial owner (Personal)	15 February 2006	HK$6.35	500,000	0.004%

III-1

				Number of	% of Total
				Outstanding	Issued
		Date of Grant of	Exercise	Unicom	Unicom
Name of Director	Capacity and Nature	Unicom Options	Price	Options(1)(2)	Shares

Lu Jianguo	Beneficial owner (Personal)	22 June 2000	HK$15.42	292,600
		20 July 2004	HK$5.92	292,000
		15 February 2006	HK$6.35	500,000

				1,084,600	0.008%

Wu Jinglian	Beneficial owner (Personal)	21 May 2003	HK$4.30	292,000
		20 July 2004	HK$5.92	292,000

				584,000	0.004%

Shan Weijian	Beneficial owner (Personal)	21 May 2003	HK$4.30	292,000
		20 July 2004	HK$5.92	292,000

				584,000	0.004%

Total				5,534,600	0.041%

Notes:
(1) Each Unicom Option gives the holder the right to subscribe for one Unicom Share.
(2) Particulars of the Unicom Options are as follows:

Date of Grant	Exercise Period

Options granted pursuant to the Unicom Pre-Global Offering Share Option Scheme

22 June 2000	22 June 2002 to 21 June 2010

Options granted pursuant to the Unicom Share Option Scheme

30 June 2001	30 June 2001 to 22 June 2010

21 May 2003	21 May 2004 to 20 May 2009 (in respect of 40% of the Unicom Options granted)
21 May 2005 to 20 May 2009 (in respect of 30% of the Unicom Options granted)
21 May 2006 to 20 May 2009 (in respect of the remaining 30% of the Unicom Options granted)

20 July 2004	20 July 2005 to 19 July 2010 (in respect of 40% of the Unicom Options granted)
20 July 2006 to 19 July 2010 (in respect of 30% of the Unicom Options granted)
20 July 2007 to 19 July 2010 (in respect of the remaining 30% of the Unicom Options granted)

III-2

Date of Grant	Exercise Period

21 December 2004	21 December 2005 to 20 December 2010 (in respect of 40% of the Unicom Options granted)
21 December 2006 to 20 December 2010 (in respect of 30% of the Unicom Options granted)
21 December 2007 to 20 December 2010 (in respect of the remaining 30% of the Unicom Options granted)

15 February 2006	15 February 2008 to 14 February 2012 (in respect of 50% of the Unicom Options granted)
15 February 2009 to 14 February 2012 (in respect of the remaining 50% of the Unicom Options granted)
Save as disclosed above, as at the Latest Practicable Date, none of the Directors had any interests or short positions in the Unicom Shares, underlying Unicom Shares or debentures of Unicom or any of its associated corporations (within the meaning of Part XV of the SFO) which were required to be notified to Unicom and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which they were deemed or taken to have under such provisions of the SFO), or which are required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which are required, pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers contained in the Hong Kong Listing Rules, to be notified to Unicom and the Hong Kong Stock Exchange.
As at the Latest Practicable Date, none of the Directors or any of the experts named in paragraph 7 headed “Experts and Consents” in this Appendix III had any direct or indirect interest in any assets which, since 31 December 2007 (being the date of the latest published audited financial statements of Unicom), have been acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group.
None of the Directors was materially interested in any contract or arrangement subsisting as at the Latest Practicable Date and which is significant to the business of the Group taken as a whole.
As at the Latest Practicable Date, none of the Directors or their associates had an interest in any business which competes or is likely to compete, either directly or indirectly, with the Group’s business.

III-3

3. INTERESTS AND SHORT POSITIONS OF SUBSTANTIAL SHAREHOLDERS AND OTHER PERSONS
As at the Latest Practicable Date, so far as the Directors were aware, the following persons were, directly or indirectly, interested in 5% or more of the issued share capital carrying rights to vote at general meetings of Unicom (the “Substantial Shareholders”):
Long Position

				Percentage
				of Total
				Issued
		Unicom Shares Held		Unicom
		Directly	Indirectly	Shares

(i)	Unicom Group(1)	—	9,725,000,020	71.17%
(ii)	Unicom A Share Company(1)	—	9,725,000,020	71.17%
(iii)	Unicom BVI	9,725,000,020	—	71.17%
(iv)	SK Telecom Co., Ltd.	899,745,075	—	6.58%
Note:
(1) Due to the fact that Unicom Group and Unicom A Share Company directly or indirectly control one-third or more of the voting rights in the shareholders’ meetings of Unicom BVI, in accordance with the SFO, the interests of Unicom BVI in Unicom are deemed to be, and have therefore been included in, the interests of Unicom Group and Unicom A Share Company.
Save as disclosed herein, there is no person known to the Directors or chief executive of Unicom who, as at the Latest Practicable Date, has an interest or short position in the Unicom Shares and underlying Unicom Shares which would fall to be disclosed to Unicom under the provisions of Divisions 2 and 3 under Part XV of the SFO or who is, directly or indirectly, interested in 5% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group.

III-4

As at the Latest Practicable Date, the following Directors are the directors or employees of companies which have interests or short positions in the Unicom Shares and underlying Unicom Shares that would fall to be disclosed to Unicom pursuant to the provisions of Divisions 2 and 3 under Part XV of the SFO:

Directors	Positions held in Substantial Shareholders

Chang Xiaobing	Chairman of Unicom Group Chairman of Unicom A Share Company Director of Unicom BVI

Tong Jilu	Director, Vice President and Chief Accountant of Unicom Group Director of Unicom A Share Company

Li Gang	Director and Vice President of Unicom Group

Zhang Junan	Director and Vice President of Unicom Group

Lu Jianguo	Director of Unicom A Share Company
4. SERVICE CONTRACTS
As at the Latest Practicable Date, none of the Directors had, or is proposed to have, a service contract with any member of the Group (excluding contracts expiring or determinable by the employer within one year without compensation (other than statutory compensation)).
5. MATERIAL CONTRACTS
The following material contracts (not being contracts entered into in the ordinary course of business) have been entered into by members of the Group after the date two years before the date of this Circular up to and including the Latest Practicable Date:
(a) the Unicom CDMA Lease dated 26 October 2006;
(b) a transfer agreement dated 26 October 2006 entered into between Unicom A Share Company and CUCL pursuant to which Unicom A Share Company agreed to transfer all of its rights and obligations under the Unicom CDMA Lease to CUCL;
(c) a comprehensive services agreement dated 26 October 2006 (the “Comprehensive Services Agreement”) entered into between Unicom A Share Company and Unicom Group pursuant to which Unicom Group agreed to (by itself or through the subsidiaries of Unicom Group) enter into various service arrangements with Unicom A Share Company (the rights and obligations of Unicom A Share Company under that agreement were subsequently transferred to CUCL);

III-5

(d) a transfer agreement dated 26 October 2006 entered into between Unicom A Share Company and CUCL pursuant to which Unicom A Share Company agreed to transfer all of its rights and obligations under the Comprehensive Services Agreement to CUCL;
(e) a framework agreement dated 19 December 2006 entered into between Unicom Huasheng Telecommunications Technology Co., Ltd., an indirect subsidiary of Unicom, and the Guizhou branch of Unicom Group for Unicom Huasheng Telecommunications Technology Co., Ltd. to procure the supply of CDMA mobile handsets from the Guizhou branch of Unicom Group for a consideration of the aggregate price set out in the relevant supply notices for the period from 1 January 2006 to 31 December 2008. The amount payable by Unicom Huasheng Telecommunications Technology Co., Ltd. under the agreement will not be more than RMB180 million for the year ending 31 December 2008;
(f) an asset transfer agreement dated 16 November 2007 entered into between CUCL and Unicom Group in connection with the acquisition by CUCL of the GSM cellular telecommunication assets and business and the CDMA cellular telecommunication business, comprising the relevant assets, rights and obligations of the Guizhou Branch of Unicom Group (“Unicom Guizhou Assets”), from Unicom Group for a cash consideration of RMB880 million;
(g) a supplemental agreement dated 16 November 2007 entered into between Unicom New Horizon, Unicom Group, CUCL and Unicom A Share Company in connection with the acquisition of the Unicom Guizhou Assets and the Unicom CDMA Lease;
(h) an irrevocable undertaking dated 1 June 2008 entered into between Telefonica Internacional, S.A.U. and Unicom pursuant to which Telefonica Internacional, S.A.U. has undertaken to Unicom to, among other things, vote in favour of all of the resolutions to approve the scheme of arrangement under Section 166 of the Hong Kong Companies Ordinance between China Netcom and its shareholders in connection with the proposed merger between Unicom and China Netcom at the relevant court and shareholders’ meeting;
(i) an irrevocable undertaking dated 1 June 2008 entered into between China Netcom Group Corporation (BVI) Limited, China Network Communications Group Corporation and Unicom pursuant to which China Netcom Group Corporation (BVI) Limited has undertaken to Unicom to, among other things, vote in favour of all of the resolutions to approve the scheme of arrangement under Section 166 of the Hong Kong Companies Ordinance between China Netcom and its shareholders in connection with the proposed merger between Unicom and China Netcom at the relevant court and shareholders’ meeting;
(j) the CDMA Business Framework Agreement dated 2 June 2008;
(k) the CDMA Business Disposal Agreement dated 27 July 2008;
(l) the Option Waiver and Lease Termination Agreement dated 27 July 2008; and
(m) the Transfer Agreement dated 27 July 2008.

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6. LITIGATION
As at the Latest Practicable Date, none of the members of the Group was engaged in any litigation of material importance and there was no litigation or claim of material importance known to the Directors to be pending or threatened by or against any member of the Group.
7. EXPERTS AND CONSENTS
(a) The names and qualifications of the professional advisers to Unicom who have been named in this Circular or given their opinion or advice which are contained in this Circular are set out below:

Name	Qualification
Lehman Brothers Asia Limited	A corporation licensed under the SFO to carry on Type 1 (dealing in securities), Type 2 (dealing in futures contracts), Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities
Merrill Lynch (Asia Pacific) Limited	A corporation licensed under the SFO to carry on Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 7 (providing automated trading services) regulated activities
PricewaterhouseCoopers	Certified Public Accountants
(b) Each of Lehman Brothers, Merrill Lynch and PricewaterhouseCoopers has given and has not withdrawn its written consent to the issue of this Circular with the inclusion of the text of its letter or opinion (as the case may be) and references to its name in the form and context in which they respectively appear.
(c) Save as disclosed in this Circular, as at the Latest Practicable Date, none of Merrill Lynch or PricewaterhouseCoopers has any shareholding in any member of the Group or the right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for securities in any member of the Group.
8. GENERAL
(a) The company secretary and qualified accountant of Unicom is Ms. Chu Ka Yee (Fellow Member of The Association of Chartered Certified Accountants (FCCA), Associate Member of The Institute of Chartered Accountants in England and Wales (ACA), Certified Public Accountant (CPA) of the Hong Kong Institute of Certified Public Accountants).

III-7

(b) The registered office and head office of Unicom is 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong.
(c) Hong Kong Registrars Limited, the share registrar of Unicom, is at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong.
9. PROCEDURES FOR DEMANDING A POLL BY SHAREHOLDERS
Pursuant to article 69 of the articles of association of Unicom, at any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by:
(a) the chairman of the meeting; or
(b) at least three Unicom Shareholders present in person (or in the case of a Unicom Shareholder being a corporation, by its duly authorised representative) or by proxy and entitled to vote at the meeting; or
(c) any Unicom Shareholder or Unicom Shareholders present in person (or in the case of a Unicom Shareholder being a corporation, by its duly authorised representative) or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all Unicom Shareholders having the right to attend and vote at the meeting; or
(d) any Unicom Shareholder or Unicom Shareholders present in person (or in the case of a Unicom Shareholder being a corporation, by its duly authorised representative) or by proxy and holding Unicom Shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all Unicom Shares conferring that right.
Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried unanimously or by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of Unicom shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded for or against such resolution.

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10. DOCUMENTS AVAILABLE FOR INSPECTION
Copies of the following documents are available for inspection at Freshfields Bruckhaus Deringer, 11th Floor, Two Exchange Square, Central, Hong Kong during normal business hours on any business day for a period of 14 days from the date of this Circular:
(a) the memorandum and articles of association of Unicom;
(b) the letter from the Board, the text of which is set out on pages 8 to 28 of this Circular;
(c) the letter from the Independent Board Committee, the text of which is set out on pages 29 and 30 of this Circular;
(d) the letter from Merrill Lynch to the Independent Board Committee and the Independent Unicom Shareholders, the text of which is set out on pages 31 to 50 of this Circular;
(e) the unaudited pro forma financial information on Unicom, the text of which is set out in Appendix I to this Circular;
(f) the report from PricewaterhouseCoopers on the unaudited pro forma financial information on Unicom, the text of which is set out in Appendix I to this Circular;
(g) the material contracts referred to in paragraph 5 headed “Material Contracts” of this Appendix III;
(h) the written consents referred to in paragraph 7 headed “Experts and Consents” in this Appendix III;
(i) the annual reports of Unicom for the two financial years ended 31 December 2006 and 2007; and
(j) this Circular.

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NOTICE OF EGM
CHINA UNICOM LIMITED
(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
NOTICE OF EXTRAORDINARY GENERAL MEETING
NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of China Unicom Limited (the “Company”) will be held at The Island Ballroom B, Level 5, Island Shangri-La Hotel, Two Pacific Place, Supreme Court Road, Central, Hong Kong on Tuesday, 16 September 2008 at 4:30 p.m. (the “Meeting”) for the purposes of considering and, if thought fit, passing, with or without modifications, the following resolutions as ordinary resolutions:
ORDINARY RESOLUTIONS
1. “THAT the agreement dated 27 July 2008 (the “CDMA Business Disposal Agreement”) entered into between the Company, China Unicom Corporation Limited (“CUCL”) and China Telecom Corporation Limited (“Telecom”) relating to the CDMA Business Disposal (as defined in the circular to the shareholders of the Company dated 1 August 2008 (the “Circular”), of which this Notice forms part), a copy of which has been produced to this Meeting marked “A” and signed by the Chairman of this Meeting for identification purposes, be and is hereby approved, ratified and confirmed, and the directors of the Company, acting together, individually or by committee, be and are hereby authorised to execute all such documents and/or to do all such acts on behalf of the Company as they may consider necessary, desirable or expedient for the purpose of, or in connection with, the implementation and completion of the CDMA Business Disposal Agreement and the transactions contemplated therein.
2. “THAT the transfer agreement dated 27 July 2008 (the “Transfer Agreement”) entered into between China United Telecommunications Corporation Limited (“Unicom A Share Company”) and CUCL relating to the transfer of the rights and obligations of Unicom A Share Company under the Option Waiver and Lease Termination Agreement (as defined in the Circular) to CUCL, a copy of each of the Option Waiver and Lease Termination Agreement and the Transfer Agreement have been produced to this Meeting marked “B” and “C”, respectively, and signed by the Chairman of this Meeting for identification purposes, be and is hereby approved, ratified and confirmed, and the directors of the Company, acting together, individually or by committee, be and are hereby authorised to execute all such documents and/or to do all such acts on behalf of the Company as they may consider necessary, desirable or expedient for the purpose of, or in connection with, the implementation and completion of the Transfer Agreement and the transactions contemplated therein.”

By order of the Board
China Unicom Limited
Chang Xiaobing
Chairman
Hong Kong, 1 August 2008
Notes:
1. A shareholder of the Company (“Shareholder”) entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend and vote instead of him/her/it. A proxy need not be a Shareholder.
2. In order to be valid, a form of proxy, together with any power of attorney (if any), or other authority under which it is signed (if any), or a notarially certified copy thereof, shall be deposited at the Company’s registered office at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong, not less than 48 hours before the time appointed for holding the Meeting. Delivery of the form of proxy shall not preclude a Shareholder from attending and voting in person at the Meeting or at any adjourned meeting and, in such event, the form of proxy delivered by such Shareholder shall be deemed to be revoked.
3. Unicom ADS Holders cannot attend or vote at the Meeting directly but a registered Unicom ADS Holder as at the close of business on 14 August 2008 (New York time) may instruct the Unicom Depositary to vote the Unicom Shares underlying his/her/its Unicom ADSs in accordance with the terms of the Unicom ADS Deposit Agreement and the ADS Voting Instruction Card.
4. In accordance with the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange, China Unicom (BVI) Limited, the controlling Shareholder, and its associates who are Shareholders will abstain from voting on the resolutions numbered (1) and (2) above.
5. The register of the Shareholders will be closed from 11 September 2008 to 16 September 2008 (both days inclusive), during which dates no transfer of shares of the Company will be effected. In order to qualify for voting at the Meeting, all transfers, accompanied by the relevant certificates must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong by not later than 4:30 p.m. on 10 September 2008.
6. The votes to be taken at the Meeting will be taken by poll, the results of which will be announced after the Meeting. Under article 69 of the articles of association of the Company, a poll can be demanded by (i) the Chairman of the Meeting, (ii) at least three Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and entitled to vote at the Meeting, (iii) any Shareholder or Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and representing in aggregate not less than one-tenth of the total voting rights of all Shareholders having the right to attend and vote at the Meeting or (iv) any Shareholder or Shareholders present in person (or in the case of a Shareholder being a corporation, by its duly authorised representative) or by proxy and holding shares conferring a right to attend and vote at the Meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid on all shares conferring that right.